SCHEDULE 14A INFORMATION
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Saia, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 26, 2011

To Our Stockholders:

We cordially invite you to attend the 2011 annual meeting of stockholders of Saia, Inc. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 26, 2011 at 10:30 a.m. local time. We look forward to your attendance, either in person or by proxy.

The purpose of the meeting is to:

1. Elect three directors, each for a term of three years;

2. Approve the 2011 Omnibus Incentive Plan;

3. Hold an advisory vote on the compensation of Saia’s Named Executive Officers;

4. Hold an advisory vote on the frequency of future advisory votes on the compensation of Saia’s Named Executive Officers;

5. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2011; and

6. Transact any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

The Company’s Board of Directors intends to present Linda J. French, William F. Martin, Jr. and Björn E. Olsson as nominees for election to the Board of Directors. Only stockholders of record at the close of business on March 11, 2011 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

James A. Darby
Secretary

March 22, 2011

Please complete, date, sign and return the accompanying proxy card or vote by telephone or internet. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada. Alternatively, you may vote electronically via the Internet. Go to www.investorvote.com/saia and follow the steps outlined on the secure website.

If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the Internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

Saia, Inc.
11465 Johns Creek Parkway
Johns Creek, Georgia 30097

2011 PROXY STATEMENT

The Board of Directors (“the Board”) of Saia, Inc. (“Saia” or “the Company”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2011 annual meeting of stockholders. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 26, 2011 at 10:30 a.m. local time. At the meeting, stockholders will vote on (a) the election of three directors, (b) the approval of the 2011 Omnibus Incentive Plan, (c) an advisory basis on the compensation of Saia’s Named Executive Officers, (d) an advisory basis on the frequency of future advisory votes on the compensation of Saia’s Named Executive Officers, (e) the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2011, and (f) the transaction of any other business that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the Internet or by telephone), you authorize Herbert A. Trucksess, III, chairman of the Board of Saia, Richard D. O’Dell, Saia’s Chief Executive Officer and a director, and James A. Darby, Saia’s Vice President — Finance, Chief Financial Officer and Secretary, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Saia’s Annual Report to Stockholders for the fiscal year ended December 31, 2010, which includes Saia’s audited annual consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 22, 2011.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the stockholders will be asked to:

1. Elect three directors, each for a term of three years;

2. Approve the 2011 Omnibus Incentive Plan;

3. Hold an advisory vote on the compensation of Saia’s Named Executive Officers;

4. Hold an advisory vote on the frequency of future advisory votes on the compensation of Saia’s Named Executive Officers; and

5. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2011.

Stockholders also will transact any other business that may properly come before the meeting. Members of Saia’s management team and a representative of KPMG LLP, Saia’s independent registered public accounting firm, will be present at the annual meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 11, 2011, the record date for the annual meeting, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a bank, broker or other nominee. Each outstanding share of common stock is entitled to one vote for all matters that properly come before the annual meeting for a vote. At the close of business on the record date, there were 15,913,524 shares of Saia common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholders of Record.  If your shares are registered directly with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.  Many of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials (including a voting instruction card) are being forwarded to you by your bank, broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your shares. As the beneficial owner of shares, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, broker or nominee and present it at the 2011 annual meeting. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.

How do I vote?

Stockholders of Record.

1. You May Vote by Mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

2. You May Vote by Telephone or the Internet. You may vote by telephone or on the Internet by following the instructions included on the proxy card. If you vote by telephone or on the Internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern time on April 25, 2011.

NOTE:	If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the Internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

3. You May Vote in Person at the Meeting. You may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting.

Beneficial Owners.

If you hold your shares in street name, follow the voting instruction card you receive from your bank, broker or other nominee. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting.

Can I change my vote?

Stockholders of Record.  You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, giving written notice to Saia’s Secretary revoking your proxy, submitting a properly signed proxy bearing a later date or voting again by telephone or on the Internet (your latest telephone or Internet vote is counted).

Beneficial Owners.  If you hold your shares through a bank, broker or other nominee, you may change your vote by submitting new voting instructions following the instructions provided by your bank, broker or nominee.

What if I do not vote for some of the items listed on the proxy card or voting instruction card?

Stockholders of Record.  If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to a proposal will be voted in accordance with the recommendations of the Board with respect to that proposal.

Beneficial Owners.  If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice with respect to a proposal or do not return your voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote your shares. Recent changes in regulations now prohibit banks, brokers and other nominees from voting shares in elections of directors unless the beneficial owners indicate how the shares are to be voted. Therefore, unless you instruct your bank, broker or nominee on how to vote your shares with respect to the election of directors, the approval of the 2011 Omnibus Incentive Plan, the compensation of Saia’s Named Executive Officers, and the frequency of future advisory votes on the compensation of Saia’s Named Executive Officers, your bank, broker or nominee will be prohibited from voting on your behalf on any such matter for which your instructions are not provided. As such, it is critical that you cast your vote if you want it to count for the proposals regarding the aforementioned matters. Your bank, broker or nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

How many shares must be present to hold the meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Saia common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (which occur when a bank, broker or other nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to a proposal and has not received instructions with respect to that proposal from the beneficial owner) will be treated as shares present for purposes of determining whether a quorum is present.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of the three nominees to the Board of Directors;

•	FOR the approval the 2011 Omnibus Incentive Plan;

•	FOR the compensation of Saia’s Named Executive Officers as presented in Proposal 3;

•	To conduct future advisory votes on the compensation of Saia’s Named Executive Officers to occur EVERY YEAR;

•	FOR the ratification of KPMG LLP as Saia’s independent registered public accounting firm.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting the proxy holders will vote your shares in accordance with their best judgment.

Who will count the votes?

Saia’s transfer agent, Computershare Trust Company, N.A., will tabulate and certify the votes. Renée E. McKenzie, the Company’s Treasurer and Assistant Secretary, will serve as the inspector of elections.

How many votes are required to elect the director nominees?

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent Director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the Director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a Director’s resignation. Any Director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

How many votes are required to approve the proposals other than the director nomination proposal?

The approval of the 2011 Omnibus Incentive Plan; the advisory approval of the compensation of Saia’s Named Executive Officers; and the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm each require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. With respect to the proposal to provide an advisory vote on the frequency of the advisory vote on executive compensation, the option that receives the greatest number of the votes cast — “EVERY YEAR”, “EVERY TWO YEARS” or “EVERY THREE YEARS” — shall constitute the shareholder’s advisory vote on the frequency of voting by stockholders on the compensation of Saia’s Named Executive Officers.

What effect will abstentions and broker non-votes have on the proposals?

Shares voting “ABSTAIN” and broker non-votes with respect to any nominee for director, the 2011 Omnibus Incentive Plan approval, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation will be excluded entirely from the vote and will have no effect on these proposals. Shares voting “ABSTAIN” on the ratification of the appointment of the Company’s independent registered public accounting firm will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors divided into three classes (Class  I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class III directors will expire at the upcoming annual meeting. The Board of Directors has nominated Linda J. French, William F. Martin, Jr. and Björn E. Olsson for election as Class III directors for three-year terms expiring at the annual meeting of stockholders to be held in 2014 and until their successors are elected and qualified. Ms. French and Messrs. Martin and Olsson currently serve as Class III directors.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a director’s resignation. Any director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES.

The following tables set forth certain information regarding each nominee for director and continuing director of the Company. The information presented includes information provided to the Company by each nominee and director including such person’s name, age, principal occupation and business experience for at least the past five years, the names of other publicly-held companies of which such person currently serves as a director or has served as a director during the past five years and the year in which the nominee first became a director of Saia.

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and director that led the Board of Directors to the conclusion that such person should serve as a director, the Board also believes that all of the nominees and continuing directors have a reputation for high personal and professional ethics, integrity, values and character. Each nominee and continuing director brings a strong and unique background and set of skills to the Board of Directors giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, law and regulation, the less-than-truckload (“LTL”) and transportation industry, accounting and finance and risk assessment. They have demonstrated business acumen and an ability to exercise sound judgment as well as a commitment of service to the Company and the Board. Each nominee and continuing director is committed to achieving, monitoring and improving on the Company’s business strategy.

Current Nominees

NOMINEES FOR ELECTION AS
CLASS III DIRECTORS FOR A THREE-YEAR
TERM EXPIRING AT THE 2014 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships

Linda J. French, 2004	63	Ms. French is retired from her position as assistant professor of business administration at William Jewell College in Liberty, Missouri, where she served from 1997 to 2001. Prior to joining the William Jewell faculty, Ms. French was a partner at the law firm of Husch Blackwell Sanders LLP for approximately four years and an executive officer of Payless Cashways, Inc. for approximately 12 years.

		Ms. French brings a wide variety of experience as an executive officer and general counsel of a public company, a partner in a major law firm and an assistant professor of business administration to the Board. Additionally, Ms. French has particular experience in human resource matters.

William F. Martin, Jr., 2004	63	Mr. Martin retired from Yellow Corporation, now known as YRC Worldwide Inc. (“Yellow Corporation”), in 2002, after 25 years of service. He had been senior vice president of legal, general counsel and corporate secretary.

		As a former general counsel and executive officer of a large publicly-traded LTL carrier, Mr. Martin brings to the Board extensive experience in the LTL industry and the regulation and governance of public companies in general.

Björn E. Olsson, 2005	65	Mr. Olsson served on the Resident Management Team at George K. Baum & Company, an investment bank, from September 2001 to September 2004. Prior to that time Mr. Olsson was President and Chief Executive Officer/Chief Operating Officer of Harmon Industries, Inc., a publicly-traded supplier of signal and train control systems to the transportation industry, from August 1990 to November 2000.

		Mr. Olsson’s brings to the Board operational and leadership experience as the Chief Executive Officer of a publicly-traded supplier of equipment to the railroad industry. Additionally, Mr. Olsson’s experience as a former director of three public companies and the Chief Financial Officer of a public company in Sweden aids his service to the Board.

Continuing Directors

CLASS I DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2012 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships

Herbert A. Trucksess, III, 2000	61	Mr. Trucksess is Chairman of the Board of Directors of Saia. He was named President and Chief Executive Officer of the Yellow Regional Transportation Group (now Saia, Inc.) in February 2000 and served as Chief Executive Officer until December 2006. Mr. Trucksess is a director of School Specialty, Inc., a publicly-traded provider of educational products and services.

		Mr. Trucksess brings to the Board more than 25 years of experience in the LTL industry, extensive knowledge of the Company’s operations as the Company’s former Chief Executive Officer, prior experience as the Chief Financial Officer of Yellow Corporation and experience as a director and audit committee chair of another public company.

James A. Olson, 2002	68	Mr. Olson served as Chief Financial Officer of Plaza Belmont Management Group LLC, a private equity fund, from 1999 to 2006. He retired in March 1999 from Ernst & Young LLP after 32 years. Mr. Olson is a member of the Board of Trustees of Entertainment Properties Trust, a publicly-traded real estate investment trust, and a director of American Century Mutual Funds.

		Mr. Olson brings to the Board 32 years of experience as a Certified Public Accountant in public accounting with a major public accounting firm. Additionally, his experience as a director and audit committee chair of other public companies aids his service to the Board.

Jeffrey C. Ward, 2006	52	Mr. Ward is a Vice President of A.T. Kearney, Inc., a global management consulting firm. Mr. Ward joined A.T. Kearney, Inc. in 1991.

		Mr. Ward’s experience at A.T. Kearney is focused on the North American transportation market. Additionally, he has experience in a privately-held family LTL company.

CLASS II DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2013 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships

John J. Holland, 2002	61	Mr. Holland is the President of Greentree Advisors, LLC, a business advisory firm. From September 2008 to October 2009, Mr. Holland served as President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation, a privately-held steel manufacturing firm. Previously, Mr. Holland served as Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., a publicly-traded ethanol company, from August 2006 to June 2008. Prior to that, Mr. Holland was the President and Chief Executive Officer and a director of Butler Manufacturing Company (“Butler”), a publicly-traded manufacturer of prefabricated buildings, from July 1999 to October 2004 and Chairman of the Board of Directors of Butler from November 2001 to October 2004. Mr. Holland is a member of the Board of Directors of Cooper Tire and Rubber Company and NCI Building Systems, Inc., an integrated manufacturer and marketer of metal products.

		Mr. Holland brings to the Board operational and leadership experience as the Chief Executive Officer and Chief Financial Officer of a publicly-traded company, experience as a director of other public companies and experience in public accounting as a Certified Public Accountant.

Richard D. O’Dell, 2006	49	Mr. O’Dell has been President and Chief Executive Officer of Saia, Inc. since December 2006 and has served as President of Saia since July 2006. In 1997, Mr. O’Dell joined Saia Motor Freight Line, the operating subsidiary of the Company, as Chief Financial Officer. He continued in that position until his appointment as President and CEO in 1999 of Saia Motor Freight Line.

		As a long-time employee of the Company, Mr. O’Dell brings extensive knowledge and understanding of the Company and the LTL industry to the Board. Additionally, he has experience in public accounting as a Certified Public Accountant.

Douglas W. Rockel, 2002	54	Mr. Rockel has been President, Chief Executive Officer and Chairman of the Board of Directors of Roots, Inc., a private commercial real estate development and investment company, since August 2001. Prior to that, he was a Senior Vice President with ABN Amro Securities (formerly ING Barings) from February 1997 to July 2001.

		Mr. Rockel’s approximately 15 years of experience as a securities analyst with a particular focus on the transportation industry and his experience with a development and investment company give him significant insight in our industry and in how to build and maintain value for stockholders.

CORPORATE GOVERNANCE

THE BOARD, BOARD MEETINGS AND COMMITTEES

The system of governance practices followed by the Company is memorialized in the charters of the three standing committees of the Board of Directors (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee) and in the Company’s Corporate Governance Guidelines. The charters and Corporate Governance Guidelines are intended to provide the Board with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management. The Corporate Governance Guidelines establish guidelines for the Board with respect to Board meetings, Board composition, selection and election, director responsibility, director access to management and independent advisors and non-employee director compensation.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect evolving governance practices and changes in regulatory requirements. The Corporate Governance Guidelines are reviewed annually and were most recently modified by the Board effective July 23, 2009. The Corporate Governance Guidelines and each of the Board’s committee charters are available free of charge on the Company’s website (www.saia.com) under the investor relations section.

The Company has adopted a Code of Ethics and Business Conduct applicable to all directors, officers and employees, including its principal executive officer, principal financial officer and controller. The Code of Ethics and Business Conduct is filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission.

Board Leadership Structure

The Board separated the Chief Executive Officer and Chairman of the Board positions following the 2006 sale of Jevic Transportation, Inc. (“Jevic”), the Company’s hybrid less-than-truckload and truckload carrier business. Prior to the sale, Saia was a holding company comprised of two operating units, Saia Motor Freight Line, LLC (“Saia Motor Freight”) and Jevic. Following the sale of Jevic, the Board determined that in order to promote Board continuity, Mr. Trucksess, formerly the Company’s Chief Executive Officer, would remain as Chairman of the Board and Mr. O’Dell, formerly the president and Chief Executive Officer of Saia Motor Freight, would become Chief Executive Officer of the holding company. The Board believes having a separate Chairman and Chief Executive Officer allow each to more fully focus on their applicable responsibilities. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company while the Chairman provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

Additionally, the Board created a Lead Independent Director position in order to have a director in a leadership position that was “independent” under all applicable rules of the NASDAQ Global Select Market and the Securities and Exchange Commission. The Lead Independent Director is elected annually by the independent directors. For 2010, the Lead Independent Director was Björn E. Olsson. The primary responsibilities of the Lead Independent Director are to:

•	set jointly with the Chairman of the Board the schedule for Board meetings and provide input to the Chairman concerning the agenda for Board meetings;

•	advise the Chairman as to the quality, quantity and timeliness of the flow of information to the non-employee directors;

•	chair all meetings of the Board at which the Chairman is not present;

•	coordinate, develop the agenda for, chair and moderate meetings of independent directors and generally act as principal liaison between the independent directors and the Chairman;

•	provide input to the Board concerning the Chief Executive Officer’s performance; and

•	provide input to the Nominating and Governance Committee regarding the appointment of chairs and members of the various committees.

In addition, the Lead Independent Director has the authority to call meetings of independent directors. If requested by major stockholders, the Lead Independent Director shall make himself reasonably available for direct communication.

Meetings

The Board of Directors held five meetings in 2010. Each director attended at least 75% of the meetings convened by the Board and the applicable committees during such director’s service on the Board during 2010, other than Mr. Holland who attended 69% of the Board and applicable committee meetings.

Executive sessions of non-employee directors and separate executive sessions of independent directors are held as part of each regularly scheduled meeting of the Board. The sessions are chaired by the Lead Independent Director.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Current Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee

James A. Olson, Chair	Linda J. French, Chair	William F. Martin, Jr., Chair
John J. Holland	William F. Martin, Jr.	John J. Holland
Douglas W. Rockel	Björn E. Olsson	Björn E. Olsson
	Jeffrey C. Ward	Douglas W. Rockel

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”). The Audit Committee held five meetings in 2010. The functions of the Audit Committee are described in the Audit Committee charter and include, among others, the following:

•	review the adequacy and quality of Saia’s accounting and internal control systems;

•	review Saia’s financial reporting process on behalf of the Board of Directors;

•	oversee the entire audit function, both internal and independent, including the selection of the independent registered public accounting firm;

•	examine the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures; and

•	provide an effective communication link between the auditors (internal and independent) and the Board of Directors.

Each member of the Audit Committee meets the independence and experience requirements for audit committee members as established by The NASDAQ Global Select Market. The Board of Directors has determined that Mr. Olson, Mr. Holland and Mr. Rockel are “audit committee financial experts,” as defined by applicable rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee held five meetings in 2010. The functions of the Compensation Committee are described in the Compensation Committee charter and include, among others, the following:

•	recommend to the Board the salaries, bonuses and other remuneration and terms and conditions of employment of the Named Executive Officers of Saia;

•	supervise the administration of Saia’s incentive compensation and equity-based compensation plans; and

•	make recommendations to the Board of Directors with respect to Saia’s executive officer compensation policies and the compensation of non-employee directors.

Each member of the Compensation Committee qualifies as (i) an independent director under applicable NASDAQ rules; (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”), as amended; and (iii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934.

Nominating and Governance Committee

The Nominating and Governance Committee held three meetings in 2010. The functions of the Nominating and Governance Committee are described in the Nominating and Governance Committee charter and include, among others, the following:

•	review the size and composition of the Board and make recommendations to the Board as appropriate;

•	review criteria for election to the Board and recommend candidates for Board membership;

•	review the structure and composition of Board committees and make recommendations to the Board as appropriate;

•	develop and oversee an annual self-evaluation process for the Board and its committees;

•	review the Company’s major enterprise risk assessment and management processes for matters other than financial reporting risk matters; and

•	provide oversight of corporate ethics issues and at least annually assess the adequacy of the Company’s Code of Business Conduct and Ethics.

Each member of the Nominating and Governance Committee meets the definition of an independent director under applicable NASDAQ rules.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of Company objectives, improve long-term Company performance and create stockholder value. A fundamental part of risk management is understanding the risks the Company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of the Company’s risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors conducts an annual risk assessment of the Company’s financial risk, legal/compliance risk and operational/strategic risk and addresses individual risk issues throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on key business and financial risks and related controls and processes. Per its charter, the Audit Committee discusses with management the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures. The Company’s Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and objectives and helps ensure that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Finally, the Company’s Nominating and Governance Committee is responsible for overseeing the Company’s major non-financial reporting enterprise risk assessment and management processes. The Chair of the Nominating and Governance Committee discusses with both the Audit Committee and the Compensation Committee the processes used in the oversight of the non-financial reporting enterprise risk assessment and management processes.

The Board believes its leadership structure enhances overall risk oversight. While the Board requires risk assessments from management, the combination of Board member experience, diversity of perspectives, continuing education and independence of governance processes provide an effective basis for testing, overseeing and supplementing management assessments.

ELECTION OF DIRECTORS

Election to the Company’s Board of Directors, in a contested election, shall be by a plurality of the votes cast at any meeting of stockholders. An election will be considered contested in which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for Director set forth in the Company’s Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails its notice of meeting for such meeting to the stockholders. If Directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

In an uncontested election, Directors shall be elected by a majority of the votes cast “FOR” and “AGAINST” at any meeting of stockholders. If an incumbent Director fails to receive a majority of the vote for re-election in an uncontested election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the Director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a Director’s resignation. Any Director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. The election of directors at the 2011 annual meeting of the Company’s stockholders is an uncontested election.

The Board will nominate for election or re-election as Director only candidates who agree to tender, promptly following the meeting at which they are elected or re-elected as Director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they will face re-election and (ii) Board acceptance of such resignation. The Board will fill Director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with the Corporate Governance Guidelines.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Corporate Governance Guidelines include director qualification standards which provide as follows:

•	A majority of the members of the Board of Directors must qualify as independent directors in accordance with the rules of The NASDAQ Global Select Market;

•	No member of the Board of Directors should serve on the Board of Directors of more than three other public companies;

•	No person may stand for election as a director of the Company after reaching age 70; and

•	No director shall serve as a director, officer or employee of a competitor of the Company.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Corporate Governance Guidelines provide that directors and candidates for director generally should, at a minimum, meet the following criteria:

•	Directors and candidates should have high personal and professional ethics, integrity, values and character and be committed to representing the best interests of the Company and its stockholders;

•	Directors and candidates should have experience and a successful track record at senior policy-making levels in business, government, technology, accounting, law and/or administration;

•	Directors and candidates should have sufficient time to devote to the affairs of the Company and to enhance their knowledge of the Company’s business, operations and industry; and

•	Directors and candidates should have expertise or a breadth of knowledge about issues affecting the Company that is useful to the Company and complementary to the background and experience of other Board members.

In considering whether to recommend any candidate as a director nominee, including candidates recommended by stockholders in accordance with the procedures discussed below, the Nominating and Governance Committee will apply the criteria set forth in the Corporate Governance Guidelines. The Nominating and Governance Committee seeks nominees with a broad range of experience, professions, skills, geographic representation and backgrounds. The Nominating and Governance Committee does not assign specific weights to the criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee assesses the effectiveness of the Corporate Governance Guidelines, including with respect to director nominations and qualifications and achievement of having directors with a broad range of experience and backgrounds, through completion of the committee’s annual self-evaluation process.

Procedures for Recommendations and Nominations by Stockholders

Stockholder Recommendations

The Nominating and Governance Committee has adopted policies concerning the process for the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee will consider director recommendations from stockholders. Any stockholder wishing to recommend a candidate for consideration should send the following information to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	The name and address of the recommending stockholder as it appears on the Company’s books;

•	The number and class of shares owned beneficially and of record by such stockholder, the length of period held and proof of ownership of such shares;

•	If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. (Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	A statement from the stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

The recommendation must be accompanied by the information concerning the candidate required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934 and rules adopted thereunder, generally providing for the disclosure of:

•	The name and address of the candidate, any arrangements or understanding regarding nomination, the candidate’s business experience and public company directorships during the past five years and information regarding certain types of legal proceedings within the past ten years involving the candidate and a statement of the particular experience, qualifications, attributes or skills that made the candidate appropriate for service on the Board;

•	The candidate’s ownership of securities in the Company; and

•	Transactions between the Company and the candidate valued in excess of $120,000 and certain other types of business relationships with the Company.

The recommendation must describe all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the recommendation. The nominating recommendation shall describe all relationships between the candidate and any of the Company’s competitors, customers, suppliers or other persons with special interests regarding the Company.

The recommending stockholder must furnish a statement supporting its view that the candidate possesses the minimum qualifications prescribed by the Nominating Committee for director nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company. The recommending stockholder must state whether, in the view of the stockholder, the candidate, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

The nominating recommendation must be accompanied by the consent of the candidate to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the candidate’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

The Secretary of Saia will promptly forward such materials to the Nominating and Governance Committee Chair and the Chairman of the Board of Saia. The Secretary will also maintain copies of such materials for future reference by the Committee when filling Board positions.

If a vacancy arises or the Board decides to expand its membership, the Nominating and Governance Committee will seek recommendations of potential candidates from a variety of sources (including incumbent directors, stockholders, the Corporation’s management and third party search firms). At that time, the Nominating and Governance Committee also will consider potential candidates submitted by stockholders in accordance with the procedures described above. The Nominating and Governance Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. The Nominating and Governance Committee seeks to identify and recruit the best available candidates and it intends to evaluate qualified stockholder candidates on the same basis as those submitted by other sources.

After completing this process, the Nominating and Governance Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Nominating and Governance Committee will rank them by order of preference, depending on their respective qualifications and Saia’s needs. The Nominating and Governance Committee Chair, or another director designated by the Nominating and Governance Committee Chair, will then contact the desired candidate(s) to evaluate their potential interest and to set up interviews with the full Nominating and Governance Committee. All such interviews are held in person and include only the candidate and the Nominating and Governance Committee members. Based upon interview results, the candidate’s qualifications and appropriate background checks, the Nominating and Governance Committee then decides whether it will recommend the candidate’s nomination to the full Board.

Stockholder Nominations

Separate procedures apply if a stockholder wishes to submit a director candidate at an annual meeting. To nominate a director candidate for election at an annual meeting, a stockholder must deliver timely notice of such nomination to the principal executive offices of the Company in accordance with, and containing the information required by, our Bylaws. To be timely, the notice must be received at the Company’s principal executive offices no later than the close of business on the 90th calendar day nor earlier than the 120th calendar day prior to the first anniversary date of the immediately preceding year’s annual meeting. The Company’s Bylaws have been filed with the Securities and Exchange Commission and copies are available from the Company.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has adopted procedures for stockholders to send communications to the Board or individual directors of the Company as follows:

Stockholders seeking to communicate with the Board of Directors should submit their written comments to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097. The Secretary of the Company will forward all such communications (excluding routine advertisements and business solicitations and communications which the Secretary of the Company, in his or her sole discretion, deems to be a security risk or for harassment purposes) to each member of the Board of Directors, or if applicable, to the individual director(s) named in the correspondence. Subject to the following, the Chairman of the Board and the Lead Independent Director will receive copies of all stockholder communications, including those addressed to individual directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman. In such event, the Secretary of the Company will first consult with and receive the approval of the Lead Independent Director before disclosing or otherwise discussing the communication with the Chairman.

The Company reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes and the Company also reserves the right to verify ownership status before forwarding stockholder communications to the Board of Directors.

The Secretary of the Company will determine the appropriate timing for forwarding stockholder communications to the directors. The Secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

Stockholders also have an opportunity to communicate with the Board of Directors at the Company’s annual meeting of stockholders. The Company’s Corporate Governance Guidelines provide that absent unusual circumstances, directors are expected to attend all annual meetings of stockholders. Each of the directors then-serving on the Board attended the Company’s 2010 annual meeting of stockholders.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of Saia’s common stock beneficially owned by each director and each executive officer named in the Summary Compensation Table on page 31 and all directors and executive officers as a group, as of February 28, 2011. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common Stock Beneficially Owned				Share
		Rights to			Units Held
	Shares	Acquire		Percent	Under
	Beneficially	Beneficial		of	Deferral
Name of Beneficial Owner	Owned(1)	Ownership(2)	Total	Class(3)	Plans(4)

Linda J. French	3,929	—	3,929	*	12,373
John J. Holland	1,079	12,500	13,579	*	18,579
William F. Martin, Jr.	700	—	700	*	13,156
Richard D. O’Dell	52,862	66,556	119,418	*	41,566
James A. Olson	1,037	12,500	13,537	*	20,731
Björn E. Olsson	2,000	—	2,000	*	16,171
Douglas W. Rockel	2,075	12,500	14,575	*	18,748
Herbert A. Trucksess, III.	243,810	25,840	271,678	1.53%	—
Jeffrey C. Ward	4,000	—	4,000	*	14,110
Anthony D. Albanese(5)	18,000	47,910	65,910	*	39,685
James A. Darby	9,660	15,400	25,060	*	24,894
Sally R. Buchholz	4,938	11,380	16,318	*	14,679
Brian A. Balius	—	9,990	9,990	*	7,518
Stephanie R. Maschmeier	—	—	—	*	3,846
Mark H. Robinson	7,340	17,560	24,900	*	11,712

All directors and executive officers as a group (15 persons)	351,430	232,136	583,566	3.67%	257,768

*	Denotes less than 1%

(1)	Includes common stock owned directly and indirectly.

(2)	Number of shares that can be acquired on February 28, 2011 or within 60 days thereafter through the exercise of stock options. These shares are excluded from the “Shares Beneficially Owned” column.

(3)	Based on the number of shares outstanding on February 28, 2011 (15,900,245) and includes the number of shares subject to acquisition by the relevant beneficial owner within 60 days thereafter. Including the number of shares subject to acquisition by the relevant beneficial owner pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan upon such beneficial owner’s termination of services as a Director or employee, the Percent of Class for all directors and executive officers as a group equals 5.37%.

(4)	Represents phantom stock units, receipt of which has been deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan. The value of the phantom stock units deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan track the performance of the Company’s common stock and the phantom stock units are payable in stock upon the relevant beneficial owner’s termination of service as Director or employee.

(5)	Anthony D. Albanese is no longer an employee of the Company. His stock ownership reflected in the above table is current as of his last Form 4 filed with the SEC on March 8, 2010.

SAIA, INC.
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following provides an overview of Saia, Inc.’s (“Saia” or the “Company”) compensation philosophy and programs. Details about the compensation awarded to Saia’s Named Executive Officers can be found in the Summary Compensation Table and related compensation tables.

•	Saia focuses pay on performance, results and currently depressed industry fundamentals.

All elements of our compensation programs are targeted to provide compensation opportunity at the median of our peer group. Actual payouts under these programs can be above or below the median based on Company and personal performance. As a result of the economic environment and the Company’s financial performance over the past couple of years, compensation paid to the executives listed in the Summary Compensation Table (the “Named Executive Officers”) was reduced and the Company eliminated the annual incentive plan and 401(k) savings plan match. The Company intends to reinstate salary and wage reductions, the annual incentive plan and the 401(k) savings plan match as financial performance improves.

•	Saia aligns executives’ interests with those of our shareholders.

The following elements comprise the total compensation awarded to Saia’s Named Executive Officers: base salary, cash-based annual incentive awards, equity- based long-term incentive awards consisting primarily of performance units and stock options, various other benefits and perquisites and severance benefits. The Company designs executive compensation policies to link pay with performance and to attract, motivate, reward and facilitate the retention of executive talent required to achieve corporate objectives. The Named Executive Officers receive fewer perquisites than the Company’s peers. The Amended and Restated 2003 Omnibus Incentive Plan, as amended (the “2003 Omnibus Plan”) strictly prohibits re-pricing of stock options. The Named Executive Officers who appear in the compensation tables of this 2011 Proxy Statement are:

•	Richard D. O’Dell, President & Chief Executive Officer

•	James A. Darby, Vice President of Finance & Chief Financial Officer

•	Sally R. Buchholz, Vice President of Marketing & Customer Service

•	Mark H. Robinson, Vice President of Information Technology & Chief Information Officer

•	Brian A. Balius, Vice President of Linehaul & Industrial Engineering

•	Anthony D. Albanese, former Sr. Vice President of Sales & Operations

•	Saia’s compensation programs do not encourage excessive risk-taking.

Saia’s compensation programs have a reasonable mix of short- and long-term compensation which do not encourage excessive risk-taking. The risk assessment is described in detail in the Risk Assessment in Compensation Programs section.

•	Saia strongly supports share ownership by its executives.

The Company has adopted stock ownership guidelines that specify that executives hold shares with a value of between two and five times the executive’s base salary, depending on the executive’s position. The Company’s share ownership guidelines reflect the value of shares held by executives and can be met through direct or beneficial ownership of shares.

•	Saia’s post-employment compensation is reasonable.

Executive Severance Agreements with the officers described in Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Section 16 Reporting Officers”) (the only employees with such agreements) include a “double trigger,” meaning they provide for severance payments and other benefits only if there is a change in control of the Company and within two years thereafter the executive’s employment is terminated involuntarily (other than for cause) or voluntarily with good reason. The employment agreement with Saia’s CEO, which includes a noncompete covenant, is reviewed annually by the Compensation Committee of the Board of Directors (the “Committee”) with input from the independent consultant and the Company’s legal counsel for reasonableness relative to general industry practices.

•	Saia has implemented a Compensation Recovery (clawback) Policy.

In 2007, the Board of Directors adopted a formal policy that provides that the Company will, to the extent permitted by governing law, require reimbursement of all or a portion, as applicable, of any performance-based compensation paid to any participant in the Company’s long-term incentive plans where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, and (b) a lower payment, or no payment, would have been made to the participant based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual participant’s performance-based compensation exceeded the amount that would have been paid based on the restated financial results, plus a reasonable rate of interest.

•	Saia’s Compensation Committee members are independent.

None of the members of the Committee have relationships with the Company or its management other than as directors of the Company. All the Committee members are experienced in making executive compensation decisions and making fact-based judgments.

Executive Compensation Philosophy and Oversight

Saia’s executive compensation philosophy is determined by the Committee. The Committee believes that the executive compensation program should link pay with performance and should attract, motivate, reward and facilitate the retention of the executive talent required to achieve corporate objectives, especially to create value for the Company’s shareholders. To this end, Saia integrates several key compensation components that are designed to align rewards with the short- and long-term performance of the Company and of each executive. These components are:

Component	Objective

Base Salary — Cash	Provide a fixed form of executive compensation for performing daily responsibilities.
Annual Incentives — Cash	Motivate and reward executives for achieving specific annual corporate objectives.
Long-Term Incentives — Stock and Stock Options	Motivate and reward executives for achieving over a three- to seven- year period shareholder value creation and superior performance in the industry and for executive retention.
Other Benefits and Perquisites — Various Forms	Provide benefits consistent with benefits paid by similar companies and for executive retention.
Post-Employment Compensation — Cash and Benefits	Promote recruitment and retention and, as to the CEO, support non-competition, non-disclosure, non-solicitation agreements.

The executive compensation program is administered by the Committee, which is made up entirely of independent directors. A complete description of the Committee’s responsibilities is provided in the Committee’s Charter which is approved by the Board of Directors and can be found on the Company’s website (www.saia.com) under the investor relations section.

The Committee annually reviews the Company’s compensation philosophy, the overall design of the compensation program and the design elements of each component of compensation. In making annual decisions about compensation for the Named Executive Officers as described in the table above, the Committee takes the following factors into consideration, although none of these factors are determinative individually or in the aggregate:

•	The competitive environment for recruiting and retaining senior executives, including trends, best practices, and executive compensation paid by relevant competitors (peer group data);

•	The individual’s performance, experience and future advancement potential;

•	The Company’s performance in the last twelve to twenty-four months, as well as the strategic plan for future periods;

•	The current economic conditions and the competitive market environment in which the Company operates;

•	The Company’s stock ownership and retention policies;

•	Each Named Executive Officer’s historical total compensation, including the value of all outstanding equity awards granted to the Named Executive Officer, and future compensation opportunities; and

•	Internal pay equity.

The Committee uses peer group data as a means to test external equity. That, coupled with the internal equity analysis, helps to promote overall, fundamental fairness in the program. The desire to achieve fundamental fairness drives the design, levels and components of the reward system. The Committee then tailors the program as needed in a given year to reflect Company needs and individual contributions and performance, present and future.

The Committee has retained Mercer US, Inc. (“Mercer”) as its executive compensation consultant to provide information, analyses and advice regarding executive and director compensation. During 2010, Mercer provided services regarding the following matters: assistance in the selection and evaluation of the companies included in the peer group for executive and director compensation analysis, recommendations on compensation for the Company’s executives, market data and analysis on short-term and long-term incentive programs, evaluation of the types and amounts of perquisites for executives, review of executive severance and employment agreements and recommendations on non-employee director compensation.

The Company retained Marsh USA, Inc., an affiliate of Mercer, to serve as broker for certain insurance services in 2010 and intends to continue that relationship in 2011. These services have been approved by the Board of Directors.

Because of the policies and procedures Mercer and the Committee have in place, the Committee is confident that the advice it receives from the individual Mercer consultant is objective and not influenced by Mercer’s or its affiliate’s relationships with the Company. These policies and procedures include:

•	The individual consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

•	Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	The Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The consultant has direct access to the Committee without management intervention;

•	The Committee evaluates the quality and objectivity of the services provided by the individual consultant each year and determines whether to continue to retain the consultant; and

•	The protocols for the engagement (described below) limit how the individual consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and to ensure that Mercer receives from management the information required to perform its duties. The Committee formally evaluates the performance of Mercer on an annual basis and may terminate the services of Mercer at any time.

Risk Assessment in Compensation Programs

Consistent with new SEC disclosure requirements, the Committee has assessed the Company’s compensation programs and has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Although the Committee reviewed all executive compensation programs, it focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Saia’s culture supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of salaried employees.

The Committee does not believe Saia’s incentive compensation arrangements encourage employees to take unnecessary or excessive risks. As described in detail above, for the Company’s senior executives, the Committee believes it has established a reasonable mix of short- and long-term compensation, particularly incentive compensation. The short-term incentive is in the form of salary and a cash bonus that is capped to eliminate windfall payouts. One-half of the long term incentive is in the form of performance unit plan grants that are based on Company stock price performance over a three-year period, rewarding longer-term financial performance. Performance unit awards are settled in shares of the Company’s common stock and the number of shares that can be received is capped. Profit earned upon exercising stock options, as well as stock received under the performance unit plan grants, are subject to the stock ownership guidelines discussed below, further aligning the long-term interests of management with that of shareholders. As discussed above, the Board has also implemented a compensation recovery policy to provide for reimbursement of performance-based compensation in certain instances. The Company also has incentive plans that are structured to cap potential incentive payments as well as processes to monitor and control that sales transactions subject to sales incentive plans meet specific Company defined criteria.

Based on the foregoing, the Committee believes that Saia’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Committee also believes that Saia’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Saia; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Peer Group

To assist the Compensation Committee in determining the appropriate compensation design, levels and components for the Company’s executive officers, the Committee annually reviews compensation data for similar positions at other comparable, like-sized companies in the transportation industry. The peer group companies are selected with input from Mercer and are comprised of U.S. publicly-traded transportation companies with annual revenues of approximately one-half to two times Saia’s revenues. The Committee focuses on revenue because of the correlation between pay levels and company size as measured by revenue.

The specific peers included in the review for 2010 were:

Company	Industry	2009 Revenues (In millions)

Air Transport Services Group, Inc.	Air Freight & Logistics	$823
Arkansas Best Corporation	Trucking	$1,473
Celadon Group, Inc.	Trucking	$523
Covenant Transportation Group, Inc.	Trucking	$589
Genesee & Wyoming Inc.	Railroad	$545

Company	Industry	2009 Revenues (In millions)

Heartland Express Inc.	Trucking	$460
Horizon Lines Inc.	Marine	$1,158
Hub Group Inc.	Air Freight & Logistics	$1,511
Kirby Corporation	Marine	$1,082
Kansas City Southern	Railroad	$1,480
Knight Transportation, Inc.	Trucking	$652
Landstar System Inc.	Trucking	$2,009
Marten Transport, Ltd.	Trucking	$506
Old Dominion Freight Line, Inc.	Trucking	$1,245
Pacer International Inc.	Air Freight & Logistics	$1,574
Quality Distribution Inc.	Trucking	$614
Universal Truckload Services, Inc.	Trucking	$503
USA Truck, Inc.	Trucking	$382
Vitran Corporation	Trucking	$629
Werner Enterprises, Inc.	Trucking	$1,666
Saia, Inc.	Trucking	$849

Some of the peer group companies have extensive stock ownership by executives. If the ownership amounts were disclosed by the peer group company to have a material impact on executive compensation levels, the specific compensation element is excluded from the competitive data and associated analysis.

2009, 2010 and 2011 Executive Compensation Decisions

Total Compensation

Based on the Committee’s annual reviews for 2009, 2010 and 2011, the Committee has concluded that the amounts payable to each Named Executive Officer under each individual element, as well as the Named Executive Officer’s total compensation in the aggregate, were reasonable given current Company performance and were consistent with the recommendations of Mercer. The Committee further concluded that the Company’s executive compensation program met the objectives of attracting, retaining, motivating, and rewarding talented executives who can contribute to Saia’s long-term success and thereby build value for shareholders. Decisions with respect to each component of executive compensation are described below.

Base Salary

The Committee has selected the market 50th percentile (using the peer group listed above) as the targeted positioning for base salaries of the Company’s executives. For 2010, Mercer’s analysis showed the Company’s executive base salaries were generally well below the 50th percentile, although, in the view of the Committee, within a reasonable range of the 50th percentile considering current economic conditions. For each Named Executive Officer, the Committee also considered the factors bulleted under “Executive Compensation Philosophy and Oversight,” giving special attention to individual and Company performance, experience, future advancement potential, impact on Saia’s results, pay mix, internal equity, and the importance of executive retention. Based on the current economic environment, Company performance and the Company’s strategic plan, the Named Executive Officers did not receive an increase in base salary in 2009 or 2010. In April 2009, Saia executives took a 5% reduction in base salary and a 10% reduction in total compensation. The reduction was made as a result of significant competitive and financial challenges faced in 2009 and was part of a Company-wide reduction of compensation. This reduction remained in effect for base compensation throughout 2010 and going into 2011. This places the Company further below the targeted 50th percentile level, and the Committee intends to address this discrepancy over time as the economy and Company performance improve.

Annual Incentives

The Annual Incentive Plan provides all officers and other salaried Company employees the opportunity to receive cash payments. The plan sets out a threshold, target and maximum payout level for each executive and an associated performance goal to achieve the payout levels. Due to challenged industry and economic conditions, the

Company did not implement a 2010 annual incentive plan and does not expect to have an annual incentive plan in 2011. Should business conditions improve and after reinstatement of the 401(k) savings plan match and wage and salary reductions, the Company plans to reconsider establishing an annual or partial year incentive plan for 2011.

For 2009 (the last year the annual incentive plan was in place), the potential payout levels for current Named Executive Officers were as follows:

	Payout as a % of Base Salary
Named Executive Officer	Threshold	Target	Maximum

Richard D. O’Dell	17.5%	70%	140%
James A. Darby	11.25%	45%	90%
Sally R. Buchholz	10.0%	40%	80%
Mark H. Robinson	10.0%	40%	80%
Brian A. Balius	7.5%	30%	60%

The Committee uses the market 50th percentile (using the peer group listed above) as the target positioning for the annual incentive plans. The Committee strives to set the threshold, target and maximum performance goals at levels such that the relative likelihood that Saia will achieve such goals remains consistent from year to year. It is the intent of the Committee that the threshold goals should be attainable a majority of the time, target goals should, on average, be reasonably expected to be achieved and that maximum goals should be attained a minority of the time. These levels of expected performance are taken into consideration in the compensation philosophy and evaluation of compensation previously discussed. Establishing the expected performance goals relative to these criteria is inherently subject to considerable judgment on the part of the Committee. When making these judgments the Committee considers the Company’s past performance, the volatility of the performance, the budget, current economic conditions and other forecasts of future results.

Historically, the annual incentive goals are set by the Committee for the Named Executive Officers based on a combination of two measures. Corporate earnings per share was the basis for 75% of the annual incentive and operating ratio improvement as compared to a competitor group was the basis for 25% of the incentive. Earnings per share was selected to align the goal with shareholder interests and competitive practices. Operating ratio improvement was chosen as a measure based on the Company’s focus on improving relative profitability. The comparison group for measuring operating ratio improvement was comprised of four non-union less-than-truckload publicly traded companies: Old Dominion Freight Line, Inc., Con-way, Inc., Vitran Corporation, Inc., and FedEx Freight (less-than-truckload subsidiary of FedEx). These four companies were selected because their operations are most directly comparable to the Company’s and they are non-union publicly traded entities. The Company’s operating ratio improvement is measured relative to the comparison group’s average operating ratio improvement. For the last year that the annual incentive plan was in place in 2009, the specific earnings per share and operating ratio improvement measures were as follows:

Annual Incentive Targets for 2009

Measure	Threshold	Target	Maximum

Earnings per share (75% of total award)	$0.85	$1.55	$2.48
Operating Ratio Improvement (as a % compared to peer group performance)(25% of total award)	0%	(0.50)%	(1.50)%

The combination of the two measures is only applicable to the Company’s officers. For all other salaried employees, the payout of the annual incentive is based only on the achievement of the earnings per share goals. The officers are only eligible to receive payment on the operating ratio measure if overall the Company has achieved the threshold earnings per share measure.

Due to challenged industry and economic conditions, the Company did not approve a 2010 annual incentive plan. The Committee then reviewed the business conditions at a June 2010 meeting and determined that there would continue to be no 2010 annual incentive plan. Due to the continuation of challenged industry and economic conditions, the Company has not approved a 2011 annual incentive plan. Should business conditions improve, the Committee plans to reconsider establishing an annual or partial year 2011 incentive plan.

Over the past five years Saia has exceeded target annual incentive goals two times but has not achieved the maximum performance goals. The payout percentages over the past five years have been between zero and approximately 106% of an executive’s target incentive opportunity.

Long-Term Incentives

Under the authority granted in the 2003 Omnibus Plan, the Committee has chosen to provide long-term incentives to the executive officers as a means to stimulate performance superior to other companies in Saia’s industry, to tie compensation to shareholder value creation and to encourage executive retention. All Company officers are eligible to participate in the long-term incentive program. For 2009, 2010 and 2011 (anticipated), 50% of a Named Executive Officer’s long-term incentive opportunity was granted in performance units and 50% in stock options (valued using the Black-Scholes option pricing model). This mix of awards was selected to balance the focus between relative and absolute stock performance and reflects competitive practices. Assuming the shareholders approve the new 2011 Omnibus Plan, the Committee anticipates granting new stock options and performance unit awards consistent with grants in 2009 and 2010, as described below. The Committee also made a special grant of restricted stock units in 2008 to Mr. O’Dell to facilitate executive retention, as described under the heading “Restricted Stock.” For 2010 and 2011 (anticipated), the target long-term incentive as a percentage of base salary for the Named Executive Officers is as follows:

Named Executive Officer[1]

Richard D. O’Dell, President & Chief Executive Officer	80%
James A. Darby, Vice President of Finance & Chief Financial Officer	53%
Sally R. Buchholz, Vice President of Marketing & Customer Service	53%
Mark H. Robinson, Vice President of Information Technology & Chief Information Officer	53%
Brian A. Balius, Vice President of Linehaul & Industrial Engineering	40%

To determine the total value of the long-term incentives granted to each Named Executive Officer each year, the Committee has utilized market data prepared by Mercer. Mercer has analyzed the types and median targets of long-term incentives granted to comparable officers at the peer group companies detailed in the “Peer Group” section above. The Committee has then used the Mercer analysis and pay mix, position, and internal equity factors to determine the appropriate target percentages of base compensation and the value of the long-term incentive for each officer.

Once the targets and values were determined, the key elements of the awards were established, as described below.

Stock Options

The role of stock options is to reward executives for increasing absolute long-term shareholder value. The value of each stock option award is equal to 50% of the target long-term incentive award for the executive using the Black-Scholes option pricing model. Stock option grants have historically been awarded in the first quarter of the fiscal year. The Company has a policy to make annual equity awards to the Company’s executive officers, including the Named Executive Officers, on the third trading day following the release of the Company’s financial results for the prior fiscal year. The exercise price of the stock options is equal to the closing share price of Saia common stock on NASDAQ on the grant date. The 2003 Omnibus Plan strictly prohibits re-pricing of stock options. All stock options granted to date have been non-qualified stock options.

Stock options granted in 2009, 2010 and 2011 (anticipated) have a three-year cliff vesting schedule and a seven-year term. The only exception to this vesting and term schedule was a special grant of 19,990 options to Mr. O’Dell made in February 2007 in recognition of his promotion to CEO. These options have a ten-year term and vest one-third on each of the third, fourth and fifth anniversary of grant. All stock options granted to date vest on the basis of passage of time, subject to earlier vesting upon a change of control and, as to Mr. O’Dell, subject to his

1 Mr. Albanese is not included in the above table as a result of the termination of his employment on June 30, 2010. As a result of his termination, Mr. Albanese forfeited his long-term incentive award for 2010 and is not eligible for an award in 2011.

employment agreement described below. The Committee believes time-vested awards encourage long-term value creation and executive retention because generally executives can realize value from such awards only if the Company’s stock price increases and they remain employed at Saia at least until the awards vest. Providing for a vesting period over a number of years also helps ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

In February 2010, the Company granted a total of 57,890 stock options to the Named Executive Officers, representing 61% of the total stock options granted at that time. Stock options granted in February 2010 have an exercise price equal to the market closing price of Saia stock on the date of grant and a three-year cliff vesting schedule and a seven-year term. The grant date fair value of the stock options was determined using the Black-Scholes option pricing model with the following assumptions:

•	risk free interest rate of 2.37%;

•	expected life of five years;

•	expected volatility of 58.04%; and

•	a dividend rate of zero.

The Company is seeking shareholder approval of the 2011 Omnibus Plan at the annual meeting. Assuming the shareholders approve the new plan, the Committee intends to grant stock options for 2011 after first quarter earnings are announced. At this time, the Committee has not determined the precise number of options that will be granted or the recipients, although it expects the number of options to be granted and the recipients to be generally consistent with prior years. The Committee uses a Black-Scholes model to determine grant levels.

Performance Units

The remaining 50% of the Named Executive Officer’s long-term incentive opportunity is awarded in performance units. The role of performance units is to reward executives for long-term value creation relative to peer companies. Since the size of the peer companies is not critical in assessing relative total shareholder returns, the peer group used for performance unit comparison is broader than the peer group used for determining base salaries and other long-term incentives. The peer group includes public companies in the broader transportation industry because this provides a wider spectrum from which to determine rewards tied to the creation of longer-term shareholder value. The peer companies are as follows:

•	Arkansas Best Corporation.

•	Celadon Group, Inc.

•	CH Robinson Worldwide, Inc.

•	Con-Way, Inc.

•	Covenant Transport, Inc.

•	FedEx Corporation

•	Forward Air Corporation

•	Frozen Food Express Industries, Inc.

•	Heartland Express, Inc.

•	Hub Group, Inc.

•	J.B. Hunt Transport Services, Inc.

•	Knight Transportation, Inc.

•	Landstar Systems, Inc.

•	Marten Transport, Ltd.

•	Old Dominion Freight Line, Inc.

•	Pacer International, Inc.

•	P.A.M. Transportation Services, Inc.

•	Patriot Transportation Holding, Inc.

•	Quality Distribution, Inc.

•	Ryder System, Inc

•	United Parcel Service, Inc.

•	Universal Truckload Services, Inc.

•	USA Truck Inc.

•	UTi Worldwide, Inc.

•	Vitran Corporation

•	Werner Enterprises, Inc.

•	YRC Worldwide, Inc.

The following peer companies were added to the peer group for the performance period beginning in 2010 and are included for the performance period beginning in 2010 to expand the peer group to include certain companies from other parts of the transportation industry.

•	Air Transport Services Group, Inc.

•	Genesee & Wyoming, Inc.

•	Horizon Lines, Inc.

•	Kansas City Southern

•	Kirby Corporation

The period of measurement for total shareholder return for each performance unit award is three years. The number of shares that are paid to a participant with respect to the three-year performance period is based on the total shareholder return of Saia compared to the total shareholder return of the identified peer companies. Total shareholder return is calculated by taking the average closing common stock prices for the last 60 days prior to the beginning of the performance period and comparing it to the average closing common stock prices for the last 60 days prior to the end of the performance period. At the end of the performance period, the percentile rank of the Company’s total shareholder return is calculated relative to the total shareholder return of each of the peer companies. Any peer company that is no longer publicly traded is excluded from this calculation. Over the performance periods beginning in 2009, 2010 and 2011 (anticipated), the payouts will be determined as follows:

Percent Rank of Saia’s Total Shareholder Return Compared to Peer Companies	Payout Percentage of Target Incentive

At 75th percentile or higher	200%
At 50th percentile	100%
At 25th percentile	25%
Below 25th percentile	0%

Because the amount of an executive’s payout is based on the Company’s total shareholder return compared to that of members of a peer group over a three-year period, the exact amount of the payout (if any) cannot be determined at this time. Assuming the shareholders approve the 2011 Omnibus Plan at the annual meeting, the Committee intends to make the performance unit plan grants for the performance period beginning in 2011 following the annual meeting and generally consistent with prior year practice.

The payout associated with the Company’s percentile rank is based on the chart above with payouts interpolated for performance between the 25th and 50th percentiles and the 50th and 75th percentiles. If the Company’s total shareholder return for the performance period is negative, no payouts are made regardless of the Company’s percentile rank. The Committee believes providing such performance units that are valued based on the Company’s total shareholder return is important to align the incentive value with the interest of shareholders, since the value of performance units is contingent on the relative performance of the Company’s total shareholder return over the three-year measurement period. Aligning the incentive value with the interest of shareholders further helps to ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

Payouts for the performance units are made in stock in order to reduce earnings volatility associated with the cash based awards. The number of shares paid is based on the number of target shares in the executive’s award agreement and the Company’s total shareholder return relative to the peers as described above. No payout was made on performance units granted for the performance period 2007-2009 since total shareholder return for this period was negative. A payout of 153% of target was made in February 2011 on performance units granted for the performance period beginning in 2008. Performance unit awards are not scheduled to be paid out, if at all, until the first quarter of 2012 for the performance period beginning in 2009, the first quarter of 2013 for the performance period beginning in 2010 and the second quarter of 2014 for the performance period anticipated to begin in 2011.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the performance units and options awarded to the Named Executive Officers.

Restricted Stock

In 2008, the Committee addressed concerns about the impact of market volatility on long-term executive retention. Following an evaluation with the assistance of Mercer regarding various approaches to promote retention, the Committee approved a grant of 34,000 shares of restricted stock to Mr. O’Dell. This grant coincided with the grant date of stock options in February 2008. On February 1, 2011, 25% of Mr. O’Dell’s 2008 restricted stock award vested. On February 1, 2012, another 25% will vest and the balance will vest on February 1, 2013 assuming Mr. O’Dell has been in continuous service to the Company since the award date. See the “Potential Payments Upon Termination or Change in Control” section for a description of the restricted stock to be awarded to Mr. O’Dell upon his termination of employment or a change in control of the Company.

Other Benefits and Perquisites

Benefits

The Company provides certain benefits to substantially all employees, including the Named Executive Officers. These benefits include paid holidays and vacation, medical, disability and life insurance and a defined contribution retirement plan. The defined contribution retirement plan is a 401(k) savings plan to which employees may elect to make pre-tax contributions. The Company has the discretion to match 50% of all employee contributions, up to a maximum employee contribution of six percent of annual salary. Due to the current economic conditions, the Company elected to temporarily suspend the matching contribution for all employees, including executive officers, starting in February 2009. The Company has announced that effective April 1, 2011, Saia intends to reinstate half the 401(k) savings plan contribution match, thus matching 25% of employee contributions for the first six percent of annual salary. As economic and industry conditions change and the Company’s performance improves, the Company intends to reinstate the match up to its original percentage.

Deferred Compensation Plan

In addition to the benefits provided to all employees, the Company has established for officers (including all of the Named Executive Officers) and certain other employees an Executive Capital Accumulation Plan which is a non-qualified deferred compensation plan. The deferred compensation plan was implemented to motivate and ensure the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation and tax payments. The Committee believes that the Company’s deferred compensation plan provides a valuable benefit to senior executives while resulting in minimal costs to the Company.

Pursuant to the Capital Accumulation Plan, the Company has prior to 2009, made an annual discretionary contribution for each participant that is equal to five percent of his or her base salary and annual incentive payment. In addition, to the extent a participant’s contribution to the 401(k) savings plan is limited under restrictions placed on “Highly Compensated Employees” under ERISA, the participant may elect to contribute the limited amount to the 401(k) savings plan and the difference to the Capital Accumulation Plan. To the extent the Company is unable to match participant contributions under the 401(k) savings plan because of the ERISA limitations, the matching contributions will be made by the Company to the Capital Accumulation Plan. The Company’s regular annual five percent contribution has a five year vesting period. Due to the current economic conditions, the Company elected to not make the annual discretionary contribution for 2009 and 2010 and will reassess that decision as to 2011 and future periods as economic and industry conditions change and the Company’s performance improves.

The Capital Accumulation Plan also allows the participant to make an elective deferral each year of up to 50% of base salary and up to 100% of any annual incentive plan payment. The participant must irrevocably elect the base salary deferral before the beginning of the year in which compensation is being made and the annual incentive deferral no later than six months into the performance period.

The plan provides the same investment options to participants as are available under the 401(k) savings plan, except that participants may also elect to invest in Saia stock under the plan. Participants may elect to transfer balances between investment options without restriction at any time throughout the year, except that any investment in Saia stock is an irrevocable election and upon distribution that investment will be paid out in Saia stock, rather than cash. Vested plan balances become distributable to the participant upon termination of employment.

Perquisites

The types and amounts of perquisites have been determined by the Committee with input from Mercer based on perquisites granted to comparable officers by companies in the peer group applicable to base salary. The Company provides these perquisites because many companies in the peer group provide similar perquisites to their Named Executive Officers, and the Committee believes they are necessary for retention purposes. The Committee reviews the perquisites provided to the Named Executive Officers in an attempt to ensure that the perquisites continue to be effective in the retention of executive talent and appropriate in light of the Committee’s overall goal of designing a compensation program that maximizes the interest of Saia’s shareholders.

The perquisites provided to the Named Executive Officers include the following (see the “All Other Compensation” column of the Summary Compensation Table):

•	Car allowance ($7,200 annual maximum per Named Executive Officer),

•	Financial/legal planning ($5,000 annual maximum for Mr. O’Dell and $4,000 annual maximum for each other Named Executive Officer), none of which was utilized during the respective periods,

•	Executive term life insurance ($1,000,000 policy for Mr. O’Dell and $500,000 policies for each other Named Executive Officer) and

•	Country club membership (no maximum amount and provided only to Mr. O’Dell).

Post-Employment Compensation

The Committee believes that severance and change in control arrangements are an important part of overall compensation for the Named Executive Officers because they help to secure the continued employment and dedication of the Named Executive Officers notwithstanding any concern they might have regarding their own continued employment prior to or following a change in control. The Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which Saia competes for executive talent have similar agreements in place for their senior employees. The Committee annually reviews the material terms of the agreements to ensure they are consistent with the Company’s compensation philosophy.

Executive Severance Agreements

The Company has entered into severance agreements with each of the Section 16 Reporting Officers. These agreements include a “double trigger,” meaning they provide for severance payments and other benefits upon a change in control of the Company only if after the change of control the executive’s employment is terminated involuntarily (other than for cause) or voluntarily with good reason. The material terms of the executive severance agreements are reviewed annually by the Committee with input from Mercer and outside legal counsel to confirm that they remain generally consistent with competitive practices. The Committee believes these agreements reward service and tenure and recognizes the need for financial security for key executives when employment ends. Rewards focus on our ongoing needs within the changing landscape of the transportation industry.

The payments to be made to the Named Executive Officers upon termination of employment or a change in control of the Company under the executive severance agreements are described in the “Potential Payments Upon Termination or Change in Control” section.

Employment Agreements

In order to provide an incentive for executive retention and to help support certain non-competition and non-solicitation provisions, the Company enters into an employment agreements with certain of its executive officers.

Currently, Mr. O’Dell is the only Named Executive Officer with an employment agreement with the Company. Mr. O’Dell’s employment agreement is for a two-year term (renewing daily) and provides for a minimum base salary. Subject to the minimum base salary, the Committee may set Mr. O’Dell’s salary at any level it deems appropriate and the Committee evaluates and sets the base salary on an annual basis. The employment agreement includes a severance payment and benefits to Mr. O’Dell in the event of his employment termination under certain circumstances. All severance payments and benefits pursuant to the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement. The Company believes these provisions help ensure the long-term success of the Company and facilitate executive retention.

The material terms of the employment agreement are reviewed annually by the Committee with input from Mercer and outside legal counsel to confirm that they remain generally consistent with competitive practices. The Committee believes it is important to continue this employment agreement with Mr. O’Dell to provide continuity and stability in the Company’s leadership.

The payments to be made to Mr. O’Dell upon termination of employment or a change in control of the Company under his employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section.

Severance Agreement — Mr. Albanese

As of June 30, 2010, Anthony D. Albanese, Senior Vice President of Sales and Operations ceased to be an employee of the Company. In accordance with Mr. Albanese’s employment agreement, he received certain severance benefits and is subject to certain post employment non-competition, non-solicitation and confidentiality restrictions. The amounts of Mr. Albanese’s termination payments are disclosed in the “Potential Payments upon Termination or Change in Control” section of this proxy statement on page 40.

Other Compensation Policies

Stock Ownership Guidelines

Because the Company is committed to aligning the executives’ interests with those of the shareholders, the Board has approved stock ownership guidelines for all officers who are eligible to receive long-term incentives, including all of the Named Executive Officers. The required number of shares for each officer is determined by multiplying his or her current base salary by the multiple noted below and dividing by the current share price. The current multiples are as follows:

•	Chief Executive Officer — Richard D. O’Dell	5.0 x Base Salary
•	Chief Financial Officer/VP Finance — James A. Darby	2.5 x Base Salary
•	All Other Officers	2.0 x Base Salary

While executives are not subject to a specific time period for satisfying the stock ownership guidelines, executives are encouraged to satisfy the guidelines within five years of becoming subject to the guidelines. Until the guidelines are met, executives are encouraged to hold 75% of the realized share value (net of taxes) attributable to option exercises, performance unit plan payouts and vesting in restricted stock. The Committee reviews the stock ownership guidelines at each meeting and monitors the progress towards, and continued compliance with, the stock ownership guidelines. The types of equity included are common stock and units held in the Company stock fund of the deferred compensation plan.

Although there are no formal penalties for not fulfilling the requirements of the ownership guidelines, non-compliance may affect future equity awards. The foregoing sets forth the Company’s current ownership guidelines for executives. The Board (or any committee designated by the Board) may, at any time, amend, modify or terminate the guidelines in full or in part. The Board (or any committee designated by the Board) may also grant waivers of the guidelines in the event of special circumstances or as otherwise determined advisable or in the best interest of the Company in given circumstances.

Prohibited Transactions

No employee, including the Named Executive Officers, may engage in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities of the Company or in hedging transactions with respect to the Company. Additionally, all employees, including the Named Executive Officers, are prohibited from holding Saia stock in a margin account and from pledging Saia common stock as collateral for indebtedness, except in circumstances where the holder can clearly demonstrate the financial capacity to repay the indebtedness without resort to the pledged stock.

Tax Policies

Under Section 162(m) of the Internal Revenue Code, the Company is limited to a $1 million annual deduction on non-performance-based compensation paid to certain Named Executive Officers. Based on the legal definition, Saia’s long-term incentive instruments (stock options and performance units) are considered performance-based compensation and are therefore deductible by the Company. Since Mr. O’Dell is the only Named Executive Officer whose annual compensation has the potential to reach $1 million (and then only in an outstanding performance year), no specific action has been taken to ensure compliance with Section 162(m).

Section 409A of the Internal Revenue Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The Committee takes Section 409A into account in determining the form and timing of compensation paid to executives.

Sections 280G and 409A of the Internal Revenue Code limit Saia’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 409A) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from the Company in connection with a change in control. The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 409A, as well as other competitive factors, when it structures certain post-termination compensation payable to the Named Executive Officers. The potential adverse tax consequences to the Company and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting Policies

The Company accounts for its employee stock-based compensation awards in accordance with ASC Topic 718, Compensation-Stock Compensation. ASC Topic 718 requires that all employee stock-based compensation is recognized as a cost in the financial statements and that for equity-classified awards such costs is measured at the grant date fair value of the award.

For all stock option grants prior to January 1, 2003, stock-based compensation to employees is accounted for based on the intrinsic value method under ASC 718. Accordingly, no stock-based compensation expense related to stock option awards was recorded prior to January 1, 2003 for at-the-money stock option awards.

REPORT OF THE COMPENSATION COMMITTEE
OF SAIA, INC.

The Compensation Committee of the Board of Directors of the Company has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

Compensation Committee Members
Linda J. French, Chair
William F. Martin, Jr.
Björn E. Olsson
Jeffrey C. Ward

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by or paid to Saia’s chief executive officer, chief financial officer and its three other most highly compensated executive officers (the “Named Executive Officers”), along with a fourth who ceased to be an employee in 2010, for services rendered in all capacities within Saia during the fiscal years ended December 31, 2010, 2009 and 2008.

							Change in
							Pension
							Value and
							Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)	($)	($)(3)	($)

Richard D. O’Dell,	2010	408,048	—	187,511	139,086	—	—	9,564	744,208
President & Chief	2009	408,048	—	118,551	130,225	—	—	24,951	681,775
Executive Officer (PEO)	2008	429,504	—	124,098	167,953	—	—	50,223	771,778
James A. Darby,	2010	192,864	—	59,158	43,915	—	—	9,522	305,460
Vice President of Finance &	2009	192,864	—	37,404	41,102	—	—	17,542	288,911
Chief Financial Officer (PFO)	2008	202,968	—	39,157	53,017	—	—	29,441	324,583
Anthony D. Albanese,	2010	139,256	—	—	65,749	—	—	602,367	807,371
former Sr. Vice President of	2009	257,088	—	55,007	61,566	—	—	21,198	394,860
Sales & Operations(4)	2008	270,600	—	59,736	79,663	—	—	29,310	439,308
Mark H. Robinson,	2010	186,960	—	57,351	42,547	—	—	5,252	292,110
Vice President of Information	2009	186,960	—	36,270	39,881	—	—	11,911	275,022
Technology & Chief Information Officer	2008	196,800	—	37,949	51,405	—	—	23,125	309,279
Sally R. Buchholz,	2009	175,296	—	53,779	39,934	—	—	8,675	277,685
Vice President of	2009	175,296	—	34,003	37,381	—	—	16,154	262,835
Marketing & Customer Service	2008	184,512	—	26,659	36,119	—	—	25,165	272,454
Brian A. Balius,	2010	169,152	—	38,864	28,862	—	—	2,952	239,830
Vice President of LineHaul	2009	164,318	—	24,564	27,033	—	—	9,851	225,766
and Industrial Engineering	2008	173,815	—	25,715	31,669	—	—	17,869	249,067

(1)	Includes amounts deferred under the Company’s Executive Capital Accumulation Plan as disclosed in the Nonqualified Deferred Compensation Table.

(2)	Based on aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. See Note 8 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2010 for valuation assumptions used.

(3)	See details in the “All Other Compensation” table below.

(4)	Mr. Albanese ceased to be an employee of the Company on June 30, 2010.

All Other Compensation

The following table sets forth the detail of other compensation awarded to, earned by or paid to Saia’s Named Executive Officers for services rendered in all capacities within Saia during the fiscal years ended December 31, 2010, 2009 and 2008.

							Company
						Company	Contributions
		Perquisites				Contributions to	to Defined	Dividends/
		& Other	Tax and		Payments/	Defined	Contribution	Earnings on
		Personal	Financial	Car	Accruals on	Contribution	Plans (Def.	Stock/Option	Insurance
Name & Principal Position	Year	Benefits(1)	Planning	Allowance	Termination Plans(4)	Plans (401(k))	Comp.)	Awards	Premiums	Other

Richard D. O’Dell,	2010	1,212	—	4,876	—	—	—	—	1,710	1,765	(2)
President & Chief	2009	789	—	5,930	—	984	15,609	—	1,639	—
Executive Officer (PEO)	2008	779	—	7,200	—	6,325	32,696	—	1,635	1,588	(2)
James A. Darby,	2010	—	—	7,200	—	—	—	—	2,322	—
Vice President of Finance &	2009	—	—	7,200	—	698	7,419	—	2,225	—
Chief Financial	2008	—	—	7,200	—	5,582	14,380	—	2,279	—
Officer (PFO)
Anthony D. Albanese,	2010	—	—	4,800	586,421	—	—	—	1,258	9,888	(3)
former Sr. Vice President	2009	—	—	7,200	—	—	9,806	—	2,598	1,594	(2)
of Sales & Operations	2008	—	—	7,200	—	—	19,297	—	1,219	1,594	(2)
Mark H. Robinson,	2010	—	—	4,010	—	—	—	—	1,242	—
Vice President of	2009	—	—	2,851	—	677	7,193	—	1,190	—
Information Technology &	2008	—	—	2,696	—	5,412	13,798	—	1,219	—
Chief Information Officer
Sally R. Buchholz,	2010	—	—	6,656	—	—	—	—	927	1,091	(2)
Vice President of Marketing	2009	—	—	6,634	—	634	6,706	—	898	1,282	(2)
& Customer Service	2008	—	—	5,790	—	5,074	12,053	—	966	1,282	(2)
Brian A. Balius,	2010	—	—	2,406	—	—	—	—	546	—
Vice President of	2009	—	—	2,564	—	408	6,335	—	544	—
LineHaul and Industrial	2008	—	—	1,899	—	4,780	10,520	—	670	—
Engineering

(1)	Payment of country club dues.

(2)	Deemed compensation for spousal travel.

(3)	Payout of unused vacation in 2009 for Mr. Albanese.

(4)	Payment of severance in accordance with Mr. Albanese’s employment agreement.

Grants of Plan-Based Awards

The following table sets forth the detail of grants of plan-based awards to Saia’s Named Executive Officers for services rendered in all capacities during the fiscal year ended December 31, 2010. See further details regarding these grants in the description of “Long-Term Incentives” beginning on page 23 of the Compensation Discussion and Analysis included above.

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
								Number of	Number of	or Base	Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	and
Name & Principal	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Position	Date	($)	($)	($)	(1) (#)	(1) (#)	(1) (#)	(#)	(#)	($/Sh)	Awards

Richard D. O’Dell,	2/2/2010	—	—	—	—	—	—	—	22,360	12.10	139,086
President & Chief	1/1/2010	—	—	—	—	22,360	44,720	—	—	—	187,511
Executive Officer
(PEO)
James A. Darby,	2/2/2010	—	—	—	—	—	—	—	7,060	12.10	43,915
Vice President of	1/1/2010	—	—	—	—	7,060	14,120	—	—	—	59,158
Finance & Chief
Financial Officer (PFO)
Anthony D. Albanese,	2/2/2010	—	—	—	—	—	—	—	10,570	12.10	65,749
former Sr.Vice President of	1/1/2010	—	—	—	—	—	—	—	—		—
Sales & Operations
Mark H. Robinson,	2/2/2010	—	—	—	—	—	—	—	6,840	12.10	42,547
Vice President of	1/1/2010	—	—	—	—	6,840	13,680	—	—	—	57,351
Information Technology &
Sally R. Buchholz,	2/2/2010	—	—	—	—	—	—	—	6,420	12.10	39,934
Vice President of	1/1/2010	—	—	—	—	6,420	12,840	—	—	—	53,779
Marketing & Customer
Service
Brian A. Balius,	2/2/2010	—	—	—	—	—	—	—	4,640	12.10	28,862
Vice President of	1/1/2010	—	—	—	—	4,640	9,280	—	—	—	38,864
Linehaul & Industrial Engineering

(1)	Estimated payouts under the 2010-2012 long-term incentive award under the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan calculated based on base salaries as of January 1, 2010.

Outstanding Equity Awards

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of restricted stock outstanding at December 31, 2010 for the Named Executive Officers.

	Option Awards						Stock Awards
				Equity						Equity	Equity
				Incentive						Incentive Plan	Incentive Plan
				Plan						Awards:	Awards:
				Awards:					Market	Number of	Market or
	Number of	Number of		Number of			Number of		Value of	Unearned	Payout Value of
	Securities	Securities		Securities			Shares or		Shares or	Shares, Units,	Unearned
	Underlying	Underlying		Underlying			Units of		Units of	or Other	Shares, Units,
	Unexercised	Unexercised		Unexercised	Option		Stock that		Stock that	Rights that	or Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Have Not	that Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Vested
Name & Principal Position	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)

Richard D. O’Dell,	5,880	—		—	23.000	02/02/2012	34,000	(5)	564,060	6,573	109,046
President & Chief	9,560	—		—	27.380	01/27/2013	—		—	6,694	111,053
Executive Officer (PEO)	11,750	—		—	26.720	02/02/2014	—		—	13,490	223,799
	6,663	13,327	(1)	—	26.720	02/02/2017	—		—	—	—
	—	26,040	(2)	—	14.710	02/01/2015	—		—	—	—
	—	22,400	(3)	—	11.960	02/03/2016	—		—	—	—
	—	22,360	(4)	—	12.100	02/02/2017	—		—	—	—
James A. Darby,	1,300	—		—	23.000	02/02/2012	—		—	2,074	34,408
Vice President of Finance &	2,170	—		—	27.380	01/27/2013	—		—	2,112	35,038
Chief Financial Officer (PFO)	3,710	—		—	26.720	02/02/2014	—		—	4,256	70,607
	—	8,220	(2)	—	14.710	02/01/2015	—		—	—	—
	—	7,070	(3)	—	11.960	02/03/2016	—		—	—	—
	—	7,060	(4)	—	12.100	02/02/2017	—		—	—	—
Anthony D. Albanese,	3,390	—		—	23.000	02/02/2012	—		—	1,582	26,245
former Sr. Vice President of	5,500	—		—	27.380	07/01/2012	—		—	—	—
Sales & Operations	5,560	—		—	26.720	07/01/2012	—		—	—	—
	12,300	—		—	14.710	07/01/2012	—		—	—	—
	10,590	—		—	11.960	07/01/2012	—		—	—	—
	10,570	—		—	12.100	07/01/2012	—		—	—	—
Mark H. Robinson,	1,280	—		—	23.000	02/02/2012	—		—	2,010	33,346
Vice President of Information	1,310	—		—	16.880	08/24/2012	—		—	2,048	33,976
Technology & Chief	3,570	—		—	27.380	01/27/2013	—		—	4,126	68,450
Information Officer	3,430	—		—	26.720	02/02/2014	—		—	—	—
	—	7,970	(2)	—	14.710	02/01/2015	—		—	—	—
	—	6,860	(3)	—	11.960	02/03/2016	—		—	—	—
	—	6,840	(4)	—	12.100	02/02/2017	—		—	—	—
Sally R. Buchholz,	4,915	—		—	4.363	10/25/2010	—		—	1,412	23,425
Vice President of Marketing &	1,220	—		—	23.000	02/02/2012	—		—	1,920	31,853
Customer Service	2,030	—		—	27.380	01/27/2013	—		—	3,869	64,187
	2,530	—		—	26.720	02/02/2014	—		—	—	—
	—	5,600	(2)	—	14.710	02/01/2015	—		—	—	—
	—	6,430	(3)	—	11.960	02/03/2016	—		—	—	—
	—	6,420	(4)	—	12.100	02/02/2017	—		—	—	—
Brian A. Balius,	1,070	—		—	23.000	02/02/2012	—		—	1,362	22,596
Vice President of Linehaul &	1,790	—		—	27.380	01/27/2013	—		—	1,387	23,010
Industrial Engineering	2,220	—		—	26.720	02/02/2014	—		—	2,796	46,386
	—	4,910	(2)	—	14.710	02/01/2015	—		—	—	—
	—	4,650	(3)	—	11.960	02/03/2016	—		—	—	—
	—	4,640	(4)	—	12.100	02/02/2017	—		—	—	—

All unexercisable options were issued under the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan.

(1)	Options vested or will vest in three equal tranches on 2/2/2010, 2/2/2011 and 2/2/2012.

(2)	Options vested on 2/1/2011.

(3)	Options vest on 2/1/2012.

(4)	Options vest on 2/1/2013.

(5)	Restricted stock from Mr. O’Dell’s 2008 award vested or will vest: one quarter on 2/1/2011, one quarter on 2/1/2012 and one half on 2/1/2013.

2010 Options Exercised and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested during 2010 for the Named Executive Officers.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares
	Shares Acquired	on	Acquired on	Value Realized
	on Exercise	Exercise	Vesting	on Vesting
Name & Principal Position	(#)	($)	(#)	($)

Richard D. O’Dell,	30,017	239,825	—	—
President & Chief
Executive Officer (PEO)
James A. Darby,	—	—	—	—
Vice President of Finance &
Chief Financial Officer (PFO)
Anthony D. Albanese,	—	—	2,588	39,855
former Sr. Vice President of
Sales & Operations
Mark H. Robinson,	10,894	140,355	—	—
Vice President of Information
Technology & Chief
Information Officer
Sally R. Buchholz,	4,915	61,283	—	—
Vice President of Marketing &
Customer Service
Brian A. Balius,	—	—	—	—
Vice President of Linehaul &
Industrial Engineering

Non-Qualified Deferred Compensation

The following table sets forth information regarding the executive and Company contributions to the Capital Accumulation Plan, as well as investment earnings on the Plan for the Named Executive Officers in 2010. See further details regarding the Capital Accumulation Plan in the description of “Other Benefits and Perquisites” beginning on page 26 of the Compensation Discussion and Analysis included above.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name & Principal Position	(1) ($)	(2) ($)	($)	($)	($)

Richard D. O’Dell,	—	—	63,596	—	603,951
President & Chief Executive Officer (PEO)
James A. Darby,	9,643	—	30,085	—	467,190
Vice President of Finance & Chief Financial Officer (PFO)
Anthony D. Abanese,	1,071	—	61,115	—	576,619
former &. Vice President of Sales & Operations
Mark H. Robinson,	1,870	—	20,402	—	190,028
Vice President of Information Technology & Chief Information Officer
Sally R. Buchholz,	—	—	22,459	—	213,284
Vice Resident of Marketing & Customer Service
Brian A. Balius,	—	—	12,540	—	115,197
Vice Resident of Linehaul & Industrial Engineering

(1)	Amounts reported in this column are reported as Salary in the last completed fiscal year in the Summary Compensation Table.

(2)	Amounts reported in this column are reported as Other Compensation in the last completed fiscal year in the Summary Compensation Table.

Pension Benefits

Although the Company has a defined contribution 401(k) savings plan, it does not have a tax-qualified defined benefit plan or supplemental executive retirement plan. As such, there are no related disclosures to be made.

Potential Payments Upon Termination or Change in Control

Performance Unit Award Agreements

Each of the Named Executive Officers currently employed by the Company is subject to one or more performance unit award agreements, each with a performance period for the award available thereunder of three years. The number of shares that would be paid to an executive with respect to the three-year performance period of each performance unit award agreement is based on the total shareholder return of Saia compared to the total shareholder return of the identified peer group. See the “Long-Term Incentives — Performance Units” subsection of the “Compensation Discussion and Analysis” section for additional information on how payouts for the performance units are calculated.

Under these agreements, upon involuntary termination other than for “cause” or termination due to death, total disability or retirement, the executive is entitled to receive a pro rata portion of his or her performance unit award if, and only if, he or she had been employed at least 50% of the performance period of the agreement. Upon voluntary termination, the executive will not receive his or her performance unit award if it has not yet been paid out except to the extent that the performance period of the agreement has expired before the executive’s voluntary termination. Upon termination for cause, the executive will forfeit his or her performance unit award if it has not been paid out, regardless of whether the performance period has expired. For purposes of the performance unit award agreements, “cause” means gross negligence or gross neglect of duties, commission of a felony or of a gross misdemeanor involving moral turpitude; or fraud, disloyalty, dishonesty or willful violation of any law or Company policy resulting in an adverse effect on the Company.

Any performance unit awards that a terminated executive is entitled to receive will be paid out in a lump sum as soon as practicable following the expiration of the applicable performance period, and in any event, no later than 2 1/2 months after the expiration of the applicable performance period.

The following table details the amounts that each Named Executive Officer who was employed as of December 31, 2010 would have received under the performance unit award agreements if their employment had been terminated on December 31, 2010, the last business day of the Company’s fiscal year 2010, and based on the Company’s closing stock price as of December 31, 2010 of $16.59.

	For Cause Termination by	Termination by the
	the Company or Voluntary	Company without Cause
	Termination by Executive	or Termination by the
	for Other than Good	Executive for Good
Name	Reason	Reason	Disability	Death

Richard D. O’Dell	$—	$314,912	$314,912	$314,912
James A. Darby	$—	$99,361	$99,361	$99,361
Mark H. Robinson	$—	$96,321	$96,321	$96,321
Sally R. Buchholz	$—	$78,311	$78,311	$78,311
Brian A. Balius	$—	$65,252	$65,252	$65,252

Under the performance unit award agreements, upon a “change in control,” as that term is defined in the Amended and Restated 2003 Omnibus Plan, the executives would receive the percentage of the target incentive based on total stockholder return calculated as of the date of such change in control, prorated to reflect the actual number of months of service from the date of the grant of the performance unit to the date of the change in control. See the “Long-Term Incentives — Performance Units” subsection of the “Compensation Discussion and Analysis” section for additional information on how payouts for the performance units are calculated.

Any performance unit awards that an executive is entitled to receive upon a change in control will be paid out in a lump sum concurrently with the change in control.

Executive Severance Agreements

Each of the Section 16 Reporting Officers is subject to a “double trigger” executive severance agreement. Under these agreements the executive will receive certain compensation in the event of a “change of control” of Saia followed within two years by (i) the termination of the executive’s employment for any reason other than death, disability, retirement or “cause” or (ii) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location more than 50 miles from the location where the executive was employed immediately prior to the change in control , a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with Saia’s practice prior to the change of control. In the event of a qualifying payment event: (i) the executive will receive on the first day of the seventh month following the executive’s last day of employment a lump sum cash payment equal to two times the highest rate of base compensation and bonuses paid or payable in any consecutive 12 month period during the three years prior to termination, except in the case of Mr. O’Dell whose lump sum cash payment is three times the highest rate of base compensation and bonuses paid or payable in any consecutive 12 month period during the three years period to termination; and (ii) for two years following the executive’s employment termination (three years in the case of Mr. O’Dell), the executive is deemed to remain an employee of the Company for purposes of applicable medical, life insurance and long-term disability plans and programs covering key executives of the Company and shall be entitled to receive the benefits available to key employees thereunder. If the executive’s participation under any such program is barred, the Company shall arrange to provide the executive with substantially similar benefits.

In the event of a change of control, all outstanding stock options held by the executive at the time of termination immediately vest and remain exercisable for one year following the change of control (two years in the case of Mr. O’Dell), but not beyond the original term of the option.

Saia will pay the executive a gross up payment to make the executive whole for any taxes incurred by the executive for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the executive under the executive severance agreement or otherwise that triggers the excise tax imposed by Section 4999 of the Internal Revenue Code.

For the purpose of the executive severance agreements, a “change of control” will be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of Saia and as a result thereof becomes the beneficial owner of shares of Saia having 20% or more of the total number of votes that may be cast for the election of directors of Saia; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the directors then serving on the Board of Directors cease to constitute a majority of the Board of Directors of Saia or any successor to Saia.

The following table details the amounts that each Section 16 Reporting Officer who was employed as of December 31, 2010 would receive under (a) the performance unit award agreements if his employment had terminated following a “change in control” (in the case of all the Named Executive Officers), (b) the restricted award agreement if his employment had terminated following a “change in control” (in the case of Mr. O’Dell); and (c) the executive severance agreements if their employment had terminated (following a “change of control”) on December 31, 2010, the last business day of the Company’s fiscal year 2010, and based on the Company’s closing stock price as of December 31, 2010 of $16.59.

				Shares of	Value of
	Salary &	Performance		Options	Options	Continuation
	Bonus	Unit Award	Accrued	Vested on	Vested on	of Health
	Severance	Severance	Vacation Pay	Termination	Termination	Benefits
Name	($)	($)	($)	(#)	($)	($) (1)

Richard D. O’Dell	$1,118,732	$314,912	$10,985	84,127	$253,064	$28,677
James A. Darby	$414,036	$99,361	$10,385	22,350	$79,887	$19,118
Mark H. Robinson	$401,390	$96,321	$—	21,670	$77,457	$19,118
Sally R. Buchholz	$376,304	$78,311	$1,011	18,450	$69,125	$19,118

(l)	Subject to future year premiums and cost sharing terms of the Company’s benefit plan terms.

Restricted Stock Agreement

In February 2008, Mr. O’Dell entered into a restricted stock agreement with the Company under which he was award 34,000 shares. On February 1, 2011, 25% of the restricted stock award vested. Assuming Mr. O’Dell remains employed by the Company, on February 1, 2012, 25% will vest, and on February 1, 2013, the remaining balance will vest. In the event the Company is wholly or partly liquidated, or agrees to participate in a merger, consolidation or reorganization in which it, or any entity controlled by it, is not the surviving entity (described in the agreement as a “change in control”) all of Mr. O’Dell’s unvested shares become immediately vested. If Mr. O’Dell’s employment with the Company terminates for any reason, he will forfeit all his unvested restricted stock awarded under his restricted stock agreement.

Employment Agreements

The Company has entered into an employment agreement with Mr. O’Dell. Currently, no other Named Executive Officer has an employment agreement with the Company. Mr. Odell’s employment agreement provides for severance payments and benefits to Mr. O’Dell in the event of his employment termination under certain circumstances. All severance payments and benefits pursuant to the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement.

In the event Mr. O’Dell’s employment is terminated by the Company without cause or by Mr. O’Dell for good reason, the employment agreement provides that he shall be entitled to receive base salary and benefits accrued through the termination date, along with a severance benefit equal to two times his annual rate of base salary immediately preceding his termination of employment, paid in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment. In addition, in that event, the Company would be obligated to pay Mr. O’Dell a prorated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of Mr. O’Dell’s employment. Such payment shall be made in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment together with interest on such target bonus at a reasonable rate to be determined by the Company. In addition, during the period of 24 months following Mr. O’Dell’s termination of employment, Mr. O’Dell (and if covered under the applicable program, his spouse) would remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment subject to certain exceptions. In the event Mr. O’Dell’s participation in any such employee benefit plan is barred, Saia will arrange to provide Mr. O’Dell with substantially similar benefits. All outstanding stock options held by Mr. O’Dell at the time of termination become fully exercisable upon such termination and Mr. O’Dell would have two years from the date of such termination to exercise such stock options, but not beyond the term of the option. Benefits provided under the employment agreement are subject to a gross-up payment for any excise tax imposed by Section 4999 of the Internal Revenue Code. The employment agreement provides that in the event of an employment termination that would provide severance benefits under Mr. O’Dell’s severance agreement and Mr. O’Dell’s employment agreement, Mr. O’Dell would be entitled to the greater of each benefit provided under the applicable agreements.

In the event of death or disability, Mr. O’Dell (or his estate) would be eligible to receive salary and benefits accrued through the date of the event, except that if the event occurred prior to the end of the performance period, any annual incentive would be forfeited. However, payment of long-term incentive performance units would be calculated using the event date as the end of the performance period, and then paid out based on a pro rata portion of the entire performance period. All outstanding stock options would immediately vest and would expire in one year, but not beyond the term of the option.

Regardless of the manner in which Mr. O’Dell terminates employment, he may be entitled to receive amounts earned during the term of employment. Such amounts include:

•	Amounts contributed by Mr. O’Dell to the Company’s 401(k) savings plan and nonqualified deferred compensation plan;

•	Unused vacation pay.

In the event of the death or disability of Mr. O’Dell, in addition to the forgoing benefits listed he will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

The Company has a separate executive severance agreement with Mr. O’Dell that addresses termination payments following a termination after a “change of control” as described in “Potential Payments upon Termination or Change of Control — Executive Severance Agreement” above.

The table below reflects the amount of compensation to be paid to Mr. O’Dell in the event of termination of his employment. The tables present the amount of compensation payable to Mr. O’Dell upon voluntary termination by Mr. O’Dell, involuntary not-for-cause termination, for cause termination, and in the event of disability or death. The amounts shown in the tables below assume that such termination was effective as of December 31, 2010, and thus amounts earned through such time are estimates of the amounts which would be paid out to Mr. O’Dell upon his termination under the provisions. The actual amounts to be paid out can only be determined at the time of Mr. O’Dell’s actual separation from the Company.

Richard D.O’Dell

	For Cause Termination by	Termination by the
	the Company or Voluntary	Company without Cause
	Termination by Executive	or Termination by the
Executive Benefits &	for Other than Good	Executive for Good
Payments upon Separation	Reason	Reason	Disability	Death

Salary & Bonus Sevarance	$17,002	$1,118,732	$119,014	$17,002
Performance Unit Award Payout	$—	$314,912	$314,912	$314,912
Shares of Sock Options Vested	—	84,127	84,127	$84,127
Value of Stock Options Vested	$—	$253,064	$253,064	$253,064
Continuation of Health Benefits	$—	$28,677	$—	$—
Accrued Vacation Pay	$10,985	$10,985	$10,985	$10,985
Employer Contribution to Deferred Compensation Plan	$—	$—	$—	$—
Dsability Income	$—	$—	$2,031,074	$—
Life Insurance Benefits	$—	$—	$—	$1,000,000

The currently employed Named Executive Officers other than Mr. O’Dell would be entitled to the payments upon that officer’s termination by the Company, disability or death as described in the “Performance Unit Award Agreements” and “Executive Severance Agreements” subsections of the proxy statement. In addition, upon disability that officer would be entitled to payments due under the Company’s disability benefit program and upon death that officer’s estate would be entitled to payments due under life insurance benefits provided by the Company.

Terminated Named Executive Officer

As of June 30, 2010, Mr. Albanese’s employment with Saia terminated. In accordance with his employment agreement with the Company, Mr. Albanese received a lump sum payment on January 2, 2011 of $586,421, representing the payout of two times his base salary, annual incentive at target and other benefits. Mr. Albanese also received a prorated payout under the 2008 – 2010 performance unit awards of 2,588 shares in July 2010. Mr. Albanese will be eligible to receive pro-rata payouts under the 2009 – 2011 performance unit awards, if any, anticipated to be made in February 2012. In addition, Mr. Albanese will also be eligible for continuation of health care coverage for three years at an estimated cost of $19,118. In accordance with Mr. Albanese’s employment agreement, the severance payments are subject to certain post- employment non-competition, non-solicitation, confidentiality restrictions and compensation recovery provisions.

Director Compensation

The Compensation Committee, with input and analysis from Mercer, annually reviews compensation for the Company’s non-employee directors and makes recommendations for the approval of the full Board of Directors. Current market data reviewed during 2008 indicates non-employee director compensation is well below the target 50% level. Based on the current economic environment, Company performance and the Company’s strategic plan for 2010 and 2011, non-employee director compensation was not increased in 2010 or 2011. In April 2009, as part of compensation reductions throughout the Company in response to the significant competitive and financial challenges faced by the Company, the Board elected to reduce compensation paid to non-employee directors by 10%.

For 2010 and 2011, all non-employee directors (other than the Chairman) receive the following compensation, which reflects the 10% reduction in April 2009:

•	Annual retainer of $18,000 (chairpersons of the Nominating and Governance Committee and the Compensation Committee receive an additional $4,500 annually, the chairperson of the Audit Committee and the Lead Independent Director each receive an additional $9,000 annually). Amounts paid in 2010 were paid one-half in cash and one-half in Saia common stock;

•	Shares of Saia common stock with a value of $27,500 (equates to 2,280 shares for 2010);

•	$1,350 for each Board meeting attended; and

•	$900 for each committee meeting attended (unless the committee chair elects not to authorize a fee for perfunctory committee meetings).

For 2010 and 2011, the non-employee Chairman receives an annual retainer of $81,000 (reflecting the 10% reduction) in addition to the compensation received by the other non-employee directors.

All non-employee directors are reimbursed for travel and other out-of-pocket incidental expenses related to meetings.

Pursuant to the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan, (the “2003 Omnibus Plan”), for 2010 and prior years, 50% of the annual retainer paid to non-employee directors (other than the non-employee Chairman of the Board whose stock ownership already significantly exceeds the Company’s stock ownership guidelines for non-employee directors), including additional fees paid to Committee chairs and the Lead Independent Director, is paid in Saia stock rather than cash, with the value of the stock based on the closing sale price at the date of payment. In addition, under the 2003 Omnibus Plan, non-employee directors receive an annual award of shares of the Company’s common stock not to exceed 3,000 shares, with the actual number of shares determined annually by the Compensation Committee.

Under the 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”), subject to approval by the stockholders of the 2011 Omnibus Plan at the annual meeting, each non-employee director will have the option to receive up to 100% of his or her annual Board and committee retainers paid in shares of common stock in lieu of cash, with the value of the shares to be computed by reference to the fair market value of Saia’s common stock on the date of payment. In addition, under the 2011 Omnibus Plan, on May 1 of each calendar year (or any later date within each calendar year, as determined by the Compensation Committee), each non-employee director shall be granted not more than 4,000 shares of common stock, as determined by the Compensation Committee. Any non-employee director appointed to the Board other than at the Company’s annual meeting of stockholders shall be granted upon his or her appointment an award of not more than 4,000 shares of common stock, as determined by the Compensation Committee.

For 2010 and 2011 (subject to shareholder approval of the 2011 Omnibus Plan), the Committee determined to grant to each non-employee director shares with a value of $27,500 (equates to 2,280 shares for 2010). The number of shares is calculated based on the stock price effective at the grant date. The resulting value reflected on the 2010 Director Compensation Table under the “Stock Awards” is based on the actual award date which is determined after the annual shareholder meeting (calculated based on the closing price on the May 4, 2010 award date of $16.43 per share).

Under the Director’s Deferred Fee Plan, non-employee directors may defer all or a portion of annual fees earned. The deferrals are converted into units equivalent to the value of Company common stock. Upon the directors’ termination, death or disability, accumulated deferrals are distributed in the form of Company common stock.

The following table sets forth all compensation earned by the Company’s non-employee directors for the year ended December 31, 2010.

Director Compensation — 2010

						Change in
						Pension Value
	Fees					and Nonqualified
	Earned or				Non-Equity	Deferred
	Paid	Stock		Option	Incentive Plan	Compensation	All Other
	in Cash	Awards		Awards	Compensation	Earnings	Compensation
Name	($) (1)	($)		($)	($)	($)	($)	Total ($)

Linda J. French	24,750	48,715	(2)	—	—	—	—	73,465
John J. Holland	11,250	55,468	(2)	—	—	—	—	66,718
William F. Martin, Jr.	29,250	48,715	(2)	—	—	—	—	77,965
James A. Olson	15,750	64,471	(2)	—	—	—	—	80,221
Björn E. Olsson	20,250	57,719	(2)	—	—	—	—	77,969
Douglas W. Rockel	18,450	55,468	(2)	—	—	—	—	73,918
Herbert A. Trucksess, III	111,600	37,460		—	—	—	15,985	165,045
Jeffrey C. Ward	12,150	55,468	(2)	—	—	—	—	67,618

(1)	Amounts represent payments in 2010 and include fees for meetings held in December 2009.

(2)	Amount deferred under the Directors’ Deferred Fee Plan.

In order to align non-employee directors’ interests with those of the Company and its shareholders, the Board has approved stock ownership guidelines for the Company’s non-employee directors. Under the guidelines, non-employee directors have three years from the date they joined the Board to acquire shares of the Company’s common stock valued at five times the then-current retainer for non-employee directors. Units held in the Company’s Deferred Stock Plan are included as units of stock for the purposes of the guidelines. Under Company policy, directors are precluded from selling shares earned as a director until the director is in compliance with the stock ownership guidelines.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a written charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Committee charter is available within the investor relations section of the Company’s website at www.saia.com. For the year ended December 31, 2010 and as of the date of the adoption of this report, the Audit Committee was comprised of James A. Olson, John J. Holland and Douglas W. Rockel, each of whom met the independence and experience requirements of The NASDAQ Global Select Market. Messrs. Olson, Holland and Rockel are “audit committee financial experts” as defined by the applicable rules of the Securities and Exchange Commission.

The Audit Committee oversees Saia’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2010 including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the consolidated financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to Saia’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing opinions on (i) the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of internal control over financial reporting, their judgments as to the acceptability and quality of Saia’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed those disclosures and other matters relating to independence with the auditors.

The Audit Committee discussed with Saia’s internal and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their audits of Saia’s internal controls, including internal control over financial reporting, and the overall quality of Saia’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. In reliance on the reviews and discussions with management and with the independent registered public accounting firm referred to above and the receipt of an unqualified opinion from KPMG LLP dated February 25, 2011 regarding the audited consolidated financial statements of Saia for the year ended December 31, 2010, as well as the opinions of KPMG LLP on the effectiveness of internal control over financial reporting, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee Members
James A. Olson, Chair
John J. Holland
Douglas W. Rockel

The foregoing Report of the Compensation Committee of the Board of Directors and Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Saia specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

PROPOSAL 2

APPROVAL OF THE 2011 OMNIBUS INCENTIVE PLAN

2011 Omnibus Incentive Plan

The Board of Directors has approved and recommends that the stockholders vote for the approval of the 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”). The Board believes the 2011 Omnibus Plan will enhance Saia’s ability to attract, retain and motivate outstanding employees, directors and consultants. The 2011 Omnibus Plan is designed to ensure that grants, amounts paid and common stock issued upon exercise of stock options under the 2011 Omnibus Plan qualify as performance-based compensation that is deductible under Internal Revenue Code Section 162(m).

The Board’s approval and recommendation of the 2011 Omnibus Plan follows a review and evaluation of Saia’s existing compensation plans and a comparison of those plans with the programs offered by comparable companies. The Board determined that the remaining non-reserved shares available for issuance under the Company’s Amended and Restated 2003 Omnibus Incentive Plan (the “2003 Omnibus Plan”) are not sufficient to continue to achieve the purposes of the 2003 Omnibus Plan and goals of the Company’s compensation programs.

The 2011 Omnibus Plan provides for the grant or award of (i) shares of common stock to non-employee directors in lieu their annual cash retainers; (ii) up to an additional 4,000 shares of common stock per year to the non-employee directors at the discretion of the Compensation Committee (iii) stock options; (iv) stock appreciation rights; (v) restricted stock; and (vi) performance unit awards. The 2011 Omnibus Plan would permit total equity awards over the life of the 2011 Omnibus Plan of up to 600,000 shares of common stock subject to the following common stock maximums:

Maximum number of shares with respect to options and stock appreciation rights (“SARs”) that can be granted to any participant on an annual basis	100,000 shares

Maximum number of shares with respect to options and SARs that can be granted in the aggregate during the term of the 2011 Omnibus Plan	450,000 shares

Maximum number of shares with respect to restricted stock awards and stock awards that can be granted to any participant who is a covered employee on an annual basis	100,000 shares

Maximum number of shares with respect to restricted stock awards under and stock awards during the term of the 2011 Omnibus Plan that can be granted to all participants who are covered employees in the aggregate	200,000 shares

Maximum number of shares with respect to performance unit awards for any Performance Period (defined below) that can be granted to any participant who is a covered employee	100,000 shares

Maximum number of shares with respect to performance unit awards for any Performance Period that can be granted to all participants who are covered employees in the aggregate	200,000 shares

A summary of the 2011 Omnibus Plan is set forth below and is qualified by reference to the full text of the 2011 Omnibus Plan, which is included in this Proxy Statement as Exhibit A.

SUMMARY OF THE 2011 OMNIBUS INCENTIVE PLAN

Term

If approved by the shareholders, the 2011 Omnibus Plan will be effective as of January 27, 2011. The 2011 Omnibus Plan will terminate on January 26, 2021 unless terminated earlier by the Board of Directors. Termination of the 2011 Omnibus Plan will not affect grants made prior to termination but grants may not be made after termination.

Purpose

The purpose of the 2011 Omnibus Plan is to align the personal financial interests of executive, managerial and supervisory employees, directors and consultants with Saia’s stockholders. The 2011 Omnibus Plan includes provisions for grants and awards of stock, stock options, SARs, restricted stock and performance unit awards.

Administration

The 2011 Omnibus Plan will be administered by the Board’s Compensation Committee. Subject to the terms of the 2011 Omnibus Plan, the Compensation Committee will have authority (i) to determine when and to whom awards will be granted; (ii) to determine the term of each award; (iii) to determine the number of shares covered by awards; (iv) to determine all other terms or conditions of awards; (v) to adopt and amend rules and regulations with respect to the administration of the 2011 Omnibus Plan; (vi) to make such other determinations as the Committee deems necessary or appropriate; (vii) to interpret the 2011 Omnibus Plan; and (viii) to determine the terms and provisions of the respective award agreements.

Eligibility

Eligibility under the 2011 Omnibus Plan is limited to directors, employees and consultants of Saia and its subsidiaries who are selected by the Committee to receive an award. Saia currently estimates that participation in the 2011 Omnibus Plan will be limited to its non-employee directors and to a group of between 10 and 75 employees.

Securities Subject to the 2011 Omnibus Plan

The maximum number of shares of common stock that may be issued under the 2011 Omnibus Plan is 600,000 shares.

If any stock award granted pursuant to the 2011 Omnibus Plan terminates, expires or lapses, the shares subject to the award shall again be available for purposes of the 2011 Omnibus Plan.

As of March 3, 2011, the last reported sale price of Saia’s common stock on The NASDAQ Stock Market was $15.23 per share.

Equity Compensation for Directors

Under the 2011 Omnibus Plan, subject to approval by the stockholders of the 2011 Omnibus Plan at the annual meeting, each non-employee director will have the option to receive up to 100% of his or her annual Board and committee retainers in common stock in lieu of cash with the value of the shares to be computed by reference to the fair market value of Saia’s common stock on the date of payment. Should any non-employee director desire to take advantage of the option to receive some or all of his or her annual retainers in Saia common stock, such non-employee director is required to notify the Compensation Committee at least seven days prior to each annual meeting of stockholders. In addition, on May 1 of each calendar year (or any later date within each calendar year, as determined by the Compensation Committee), each non-employee director shall be granted not more than 4,000 shares of common stock, as determined by the Compensation Committee. Any non-employee director appointed to the Board other than at the Company’s annual meeting of stockholders shall be granted upon his or her appointment an award of not more than 4,000 shares of common stock, as determined by the Compensation Committee.

Stock Options

The 2011 Omnibus Plan authorizes grants of stock options to eligible participants from time to time as determined by the Compensation Committee. Subject to the limits of the 2011 Omnibus Plan, the Compensation Committee may grant options to eligible participants under the 2011 Omnibus Plan for such number of common stock shares and having such terms as the Compensation Committee designates; however, the maximum number of options (and SARs described below) that may be granted to any one participant may not exceed in the aggregate 100,000 shares on an annual basis.

The Compensation Committee shall specify whether or not any option is intended to be an incentive stock option (“incentive stock option”) as described in Section 422 of the Internal Revenue Code or a nonstatutory or nonqualified stock option (“nonqualified stock option”). The aggregate value of common stock with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year under all Saia plans may not exceed $100,000. Stock options may not be exercised more than ten years from the date of grant (five years in the case of incentive stock options granted to a 10% or more shareholder). The Compensation Committee may provide for options to be exercisable in installments during the term of the option and the Compensation Committee may also accelerate the time at which an installment portion of an outstanding option may be exercisable.

Each stock option shall have an exercise price that is not less than the fair market value of the common stock on the date the option is granted (110% of the fair market value in the case of incentive stock options granted to a 10% or more shareholder). The 2011 Omnibus Plan prohibits the repricing of stock options.

Payment for shares received upon exercise of a stock option may be made by an optionee in cash, shares of common stock, a combination of the foregoing, or, if permitted by the Company, through a cashless exercise or net exercise (to the extent allowed by law).

The Compensation Committee has the discretion to determine the effect on outstanding stock options in the event of a participant’s death or termination of employment.

Stock Appreciation Rights

The 2011 Omnibus Plan authorizes the Compensation Committee to grant SARs to participants. SARs provide an eligible participant the right to receive from Saia a payment, in shares of common stock, cash or a combination thereof, equal to the excess of the fair market value of the shares of common stock as of the date of exercise of the SAR over the fair market value of such shares of common stock on the date of grant.

Restricted Stock

The 2011 Omnibus Plan permits the Compensation Committee to grant restricted stock awards to eligible participants. The Compensation Committee will determine the nature and extent of the restrictions on grants of restricted stock, the duration of such restrictions and any circumstances under which restricted shares will be forfeited. Subject to the terms of the 2011 Omnibus Plan, the restrictions may not lapse earlier than in equal annual installments over a three-year period commencing on the date of grant or later than the tenth anniversary of the date of the award. The maximum number of shares of restricted stock that may be awarded to any one individual under the 2011 Omnibus Plan in total is 100,000 shares on an annual basis. The maximum number of shares of restricted stock that may be awarded to all participants in the aggregate is 200,000 shares. The Compensation Committee may establish terms and conditions under which a participant granted a restricted stock award shall be entitled to receive a credit equivalent to any dividend payable with respect to the number of shares of common stock which, as of the record date for such dividend, have been awarded to the participant but remain subject to limitations and restrictions under such restricted stock award. Any such dividend equivalents shall be paid to the participant only at such time, if any, that the limitations and restrictions applicable to such shares lapse but in no event later than 2 1/2 months after the end of the year in which such limitations and restrictions lapse. The Compensation Committee may establish rules concerning the impact of the termination of employment (by reason of retirement, total disability, death or otherwise) on the applicability of any outstanding restrictions.

Performance Unit Awards

The 2011 Omnibus Plan permits the Compensation Committee to grant performance unit awards to eligible participants under the 2011 Omnibus Plan from time to time. Performance unit awards provide participants with the right to receive a specified number of shares of common stock if the performance goals for a performance period are met.

Under the terms of the 2011 Omnibus Plan, the Compensation Committee will establish the time periods over which performance will be measured (the “Performance Period”) and the criteria to be used by the Compensation

Committee to evaluate Saia’s performance with respect to each Performance Period. Such criteria shall be either financial or operating measures of Saia or its subsidiaries or both and shall be one or more of the following: earnings per share of stock; operating income; operating ratio; return on invested capital, assets or equity; earnings before interest or taxes; gross revenues or revenue growth; market share; expense management; improvements in capital structure; profit margins; stock price; total stockholder return; free cash flow; working capital; net income; capitalization; liquidity; results of customer satisfaction surveys; quality; safety and productivity; or any combination of the foregoing established by the Compensation Committee.

Under the 2011 Omnibus Plan, the common stock with respect to performance unit awards granted to a “covered employee” (as defined in Section 162(m) of the Internal Revenue Code) during any Performance Period will not exceed 100,000 shares. The common stock with respect to all performance unit awards granted to all such covered employees during any Performance Period will not exceed 200,000 in the aggregate.

Amendment

The Board may at any time terminate, suspend or amend the 2011 Omnibus Plan in any respect, except that the Board may not, without further approval of the stockholders, amend the 2011 Omnibus Plan so as to (i) increase the number of shares of common stock which may be issued under the 2011 Omnibus Plan (except for adjustments upon changes in capitalization); (ii) change the class of employees eligible to receive Incentive Stock Options; or (iii) withdraw the authority to administer the 2011 Omnibus Plan from a committee comprised solely of two or more Non-Employee Directors (as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended), and whose members satisfy the independence requirements under any applicable stock exchange rules. No termination, suspension or amendment of the 2011 Omnibus Plan may, without the consent of an affected participant, adversely affect any of the rights granted such participant under the 2011 Omnibus Plan.

Change in Control

The 2011 Omnibus Plan provides that the form of any award agreement thereunder may provide that upon a Change in Control (as that term is defined in the 2011 Omnibus Plan) of the Company, any and all options and SARs granted under the 2011 Omnibus Plan shall be immediately exercisable, that any restricted stock awards under the 2011 Omnibus Plan may be immediately payable in full and any performance unit award will be considered earned and payable and terminate upon the payment of the amounts payable under the award agreement. Further, the 2011 Omnibus Plan provides that, in the sole discretion of the Compensation Committee, the Compensation Committee may determine that, upon the occurrence of a Change in Control of the Company, any vested or unvested award outstanding as of the effective date of such Change in Control will be cancelled in consideration for a cash payment or alternative award (whether from the Company or another entity that is a party to the Change in Control) or a combination thereof made to the holder of such cancelled award substantially equivalent in value to the fair market value of the consideration to be paid per share of common stock in the Change in Control, reduced by the exercise or purchase price per share, if any, under such award.

Federal Income Tax Effects

The federal income tax consequences applicable to Saia in connection with an incentive stock option, nonqualified stock option, SAR, restricted stock or performance unit award are complex and depend, in large part, on the particular facts and circumstances. Under current federal income tax laws, a participant will generally recognize income with respect to grants of stock options, SARs, restricted stock or performance unit awards, as follows:

•	Incentive stock options. The grant of an incentive stock option will not result in any immediate tax consequences to Saia or the optionee. An optionee will not realize taxable income, and Saia will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the common stock acquired over the option price will be treated as an item of tax adjustment for purposes of the alternative minimum tax. If the optionee does not dispose of the common stock acquired within one year after its receipt (or within two years after the date the option was granted), the gain or loss realized on the subsequent disposition of the common stock will be treated as long-term capital gain or loss and Saia will not be entitled to any deduction. If the optionee disposes of the common stock acquired less than one year after its receipt (or within two years after the option was granted), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, Saia will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income. Any amount realized by the optionee in excess of the fair market value of the common stock on the date of exercise will be taxed to the optionee as capital gain.

•	Nonqualified stock options. The grant of a nonqualified stock option will not result in any immediate tax consequences to Saia or the optionee. Upon the exercise of a nonqualified stock option, the optionee will generally realize ordinary income in an amount equal to the difference between the exercise price and fair market value on the date of exercise. Saia will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the optionee.

•	Stock appreciation rights. Upon the exercise of any SAR, any cash received and the fair market value on the exercise date of any common stock received will constitute ordinary income to the grantee. Saia will be entitled to a deduction in the same amount and at the same time.

•	Restricted stock. A participant generally will not realize taxable income upon an award of restricted stock. However, a participant who receives restricted stock will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the common stock at the time of such lapse unless the participant elects to realize ordinary income on the date of receipt of the restricted common stock. At the time the participant realizes ordinary income, Saia will be entitled to deduct the same amount as the ordinary income realized by the participant.

•	Payments in respect of performance unit awards. Any common stock received as payment in respect of performance unit awards under the 2011 Omnibus Plan will constitute ordinary income to the participant in an amount equal to the fair market value of the common stock in the year in which paid, and Saia will be entitled to a deduction in the same amount.

•	Internal Revenue Code Section 162(m). Payments or grants under the 2011 Omnibus Plan are intended to qualify as “qualified performance-based compensation” under the Internal Revenue Code and the applicable regulations.

New Plan Benefits

The following table summarizes the awards of shares the Company currently anticipates will be granted to the non-employee directors in 2011, assuming shareholder approval of the 2011 Omnibus Plan at the 2011 annual meeting. All other benefits payable that may be awarded under the 2011 Omnibus Plan are at the discretion of the Compensation Committee, and therefore, the amount of such future awards cannot be determined at this time.

		Shares of
		Common
	Award Dollar	Stock to
Award Recipients	Value	be Awarded

Non-Employee Directors as a group	$220,000	TBD(1)

(1)	The shares to be awarded will be computed by reference to the fair market value of Saia’s common stock on the date of the award, and therefore the number of shares to be awarded cannot be determined at this time, but will not exceed 32,000 shares in the aggregate.

Vote Required For Approval

The approval of the 2011 Omnibus Plan requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE APPROVAL OF THE 2011 OMNIBUS PLAN.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that Saia’s stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of Saia’s executive officers who are named in the Summary Compensation Table and the other compensation tables (the “Named Executive Officers”). Saia has disclosed the compensation of the Named Executive Officers pursuant to rules adopted by the Securities and Exchange Commission.

Saia believes that the compensation policies for the Named Executive Officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of Saia’s stockholders. This advisory stockholder vote gives you as a stockholder the opportunity to approve or not approve the compensation of the Named Executive Officers that is disclosed in this proxy statement by voting for or against this Proposal 3 (or you may abstain from voting).

“RESOLVED, that the stockholders of Saia, Inc. approve all of the compensation of Saia’s executive officers who are named in the Compensation Discussion and Analysis and the compensation tables contained in Saia, Inc.’s 2011 proxy statement, as such compensation is disclosed in Saia’s, Inc.’s 2011 proxy statement pursuant to disclosure rules of the Securities and Exchange Commission, which disclosure includes the proxy statement’s Summary Compensation Table and other executive compensation tables and related narrative disclosures.”

Vote Required for Approval

The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Because your vote is advisory, it will not be binding on either the Board of Directors or Saia. However, Saia’s Compensation Committee will take into account the outcome of the stockholder vote on this Proposal 3 when considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE APPROVAL OF THE COMPENSATION DISCLOSED
IN THIS PROXY STATEMENT OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires Saia’s stockholders to have the opportunity to cast a non-binding advisory vote regarding how frequently Saia should seek from its stockholders a non-binding advisory vote on the compensation disclosed in Saia’s proxy statement of its Named Executive Officers. By voting on this frequency proposal, stockholders may indicate whether they would prefer that the advisory vote on the compensation of Saia’s Named Executive Officers occur every one, two or three years. Stockholders may also abstain from voting on the proposal. Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the highest number of votes cast by Saia’s stockholders for the option set forth below shall be the preferred frequency of Saia’s stockholders for holding an advisory vote on the compensation of Saia’s executive officers who are named in the Summary Compensation Table of Saia’s proxy statement for its annual meeting:

every year;
every two years; or
every three years.”

The Board has determined that an annual advisory vote on executive compensation is the best approach for Saia at this time. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on Saia’s compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with Saia’s policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters.

Vote Required for Approval

The option receiving the greatest number of votes (every one, two or three years) will be considered the frequency approved by stockholders. Although the vote is non-binding, the Board will take into account the outcome of the vote when making future decisions about the frequency for holding an advisory vote on executive compensation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
TO CONDUCT AN ADVISORY STOCKHOLDER VOTE “EVERY YEAR”
ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DISCLOSED
IN SAIA’S PROXY STATEMENT FOR ITS ANNUAL MEETING.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited Saia’s annual consolidated financial statements for the fiscal year ended December 31, 2010. The Audit Committee has appointed KPMG LLP to be Saia’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The stockholders are asked to ratify this appointment at the annual meeting. A representative of KPMG LLP will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Independent Registered Public Accounting Firm’s Fees

KPMG LLP billed Saia the following amounts for services provided during fiscal 2009 and 2010:

	2009	2010

Audit Fees	$756,600	$620,000
Audit-Related Fees	16,500	17,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$773,100	$637,000

•	Audit Fees. This category includes the fees and out-of-pocket expenses for the audit of Saia’s annual consolidated financial statements and internal control over financial reporting and review of Saia’s quarterly reports.

•	Audit-Related Fees. This category consists of fees for assurance and related services reasonably related to the performance of the audit or the review of Saia’s consolidated financial statements, not otherwise reported under Audit Fees.

•	Tax Fees. This category consists of fees for tax compliance, tax advice and tax planning.

•	All Other Fees. This category consists of fees for other non-audit services.

The Audit Committee has a written policy governing the engagement of Saia’s independent registered public accounting firm for audit and non-audit services. Under this policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Under the Audit Committee policy, the independent registered public accounting firm may not perform any non-audit service which independent registered public accounting firms are prohibited from performing under the rules and regulations of the Securities and Exchange Commission or the Public Company Accounting Oversight Board. The Audit Committee may delegate its pre-approval authority to one or more of its members but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. The independent registered public accounting firm provides for each proposed service documentation regarding the specific services to be provided. At that time, the Audit Committee pre-approves a list of specific audit related services that may be provided within each of these categories and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit

Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

Vote Required For Ratification

The Audit Committee was responsible for selecting Saia’s independent registered public accounting firm for fiscal year 2011. Accordingly, stockholder approval is not required to appoint KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2011. The Board of Directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. The Audit Committee is solely responsible for selecting Saia’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm.

The ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of Saia and persons who own more than ten percent of Saia’s common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of Saia’s common stock. Such directors, officers and greater-than-ten-percent stockholders are required to furnish Saia with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports and Saia is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to Saia and written representations from certain reporting persons that no additional reports were required, Saia believes that its directors, reporting officers and greater-than-ten-percent stockholders complied with all these filing requirements for the fiscal year ended December 31, 2010.

BENEFICIAL OWNERSHIP

The following table lists certain persons and entities known by Saia to own beneficially, as of December 31, 2010 more than five percent of Saia’s common stock.

	Number of		Percent of
Name and Address of Beneficial Owner	Shares		Class(1)

FMR LLC	2,180,132	(2)	13.71%
82 Devonshire Street Boston, MA 02109
Security Investors, LLC	1,373,999	(3)	8.64%
One Security Benefit Place Topeka, KS 66636
Dimensional Fund Advisors LP	1,295,931	(4)	8.15%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
BlackRock, Inc.	1,015,592	(5)	6.39%
40 East 52nd Street New York, NY 10022

(1)	For each person or group, the percentage ownership was determined by dividing the number of shares shown in the table by 15,900,245 (the number of shares of Saia common stock outstanding as of December 31, 2010).

(2)	The amount shown and the following information is derived from Amendment No. 2 to Schedule 13G filed by FMR LLC (“FMR”) on February 14, 2011. According to the amended Schedule 13G, FMR possesses sole dispositive power over 2,180,132 shares of Saia common stock. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02019, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,180,132 shares of Saia common stock as a result of acting as investment adviser to various investment companies. Each of Edward C. Johnson 3d, Chairman of FMR and FMR, through FMR’s control of Fidelity, and the investment companies has sole power to dispose of the 2,180,132 shares of Saia common stock owned by the investment companies. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	The amount shown and the following information is derived from Amendment No. 2 to Schedule 13G filed by Security Investors, LLC (“Security Investors”) on February 14, 2011. According to the amended Schedule 13G, Security Investors possesses sole dispositive and sole voting power over 1,373,999 shares of Saia common stock. Security Investors is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. As a result of its role as an investment adviser, Security Investors may be deemed to be the beneficial owner of the shares of Saia common stock held by its advisory clients.

(4)	The amount shown and the following information is derived from Amendment No. 6 to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 11, 2011. According to the amended Schedule 13G, Dimensional possesses sole dispositive power over 1,295,931 shares and sole voting power over 1,267,677 shares of Saia common stock. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts collectively referred to as the “Funds”). In its role as investment advisor and/or manager, neither Dimensional or its subsidiaries possess voting and/or investment power over shares of Saia common stock that are owned by the Funds, and may be deemed to be the beneficial owner of shares of Saia common stock held by the Funds. However, all shares of Saia common stock reported in the amended Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such stock.

(5)	The amount shown and the following information is derived from Amendment No. 1 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on February 8, 2011. According to the amended Schedule 13G, BlackRock possesses sole dispositive and sole voting power over 1,015,592 shares of Saia common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Linda J. French, William F. Martin, Jr., Björn E. Olsson and Jeffrey C. Ward. None of these individuals is or has ever been an officer or employee of Saia. During fiscal 2010, no executive officer of Saia served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks with the companies with which these individuals or Saia’s other directors are affiliated.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for the review and approval of each related party transaction. In January 2007, the Board of Directors formalized in writing its Related Party Transaction Policies and Procedures.

The Related Party Transaction Policies and Procedures provide for approval or ratification by the Audit Committee of each related person transaction disclosable under SEC rules. The Policies and Procedures provide for the Audit Committee to review the material facts of all related party transactions that require the Audit Committee’s approval, subject to certain exceptions. If advance Audit Committee approval is not practicable, then the related party transaction shall be considered and, if the Audit Committee deems appropriate, ratified at its next regularly scheduled meeting.

In determining whether to approve or ratify a related party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The Audit Committee has established standing pre-approvals for certain classes of related party transactions. In addition, the Board of Directors has given the Chair of the Audit Committee the authority to pre-approve any related party transaction in which the aggregate amount involved is less than $500,000. Each related party transaction approved pursuant to the standing pre-approvals or pursuant to the authority granted the Chair of the Audit Committee is described to the Audit Committee at its next regularly scheduled meeting.

The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Amended and Restated Certificate of Incorporation also provides for indemnification of its officers and Directors to the fullest extent permitted by the Delaware General Corporation Law.

There have been no related party transactions requiring disclosure under the rules or regulations of the Securities and Exchange Commission since January 1, 2010.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 26, 2011:

This proxy statement and our annual report to stockholders are also available to you at http://www.saia.com/v2/InvRel0.aspx?trt=SEC.

Proxy Solicitation

Saia will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Saia will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for 2012 Annual Meeting

Any stockholder who intends to present a proposal at the annual meeting in 2012 must deliver the proposal to Saia’s corporate Secretary at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	Not later than November 25, 2011, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•	On or after December 27, 2011, and on or before January 26, 2012, if the proposal is submitted pursuant to Saia’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

By order of the Board of Directors,

James A. Darby
Secretary

Exhibit A

SAIA, INC.

2011 OMNIBUS INCENTIVE PLAN

SAIA, INC.

2011 OMNIBUS INCENTIVE PLAN

1. Purpose of the Plan.

The purpose of the Plan is to provide the Company with a means to assist in recruiting, retaining and rewarding certain employees, directors and consultants and to motivate such individuals to exert their best efforts on behalf of the Employer by providing incentives through the granting of Awards. By granting Awards to such individuals, the Company expects that the interests of the recipients will be better aligned with those of the Employer.

2. Definitions.

Unless the context clearly indicates otherwise, the following capitalized terms shall have the meanings set forth below:

A. “Award” means a grant under the Plan of an Option, Stock Appreciation Right (“SAR”), Restricted Stock Award, Performance Unit Award or Stock.

B. “Award Agreement” means a written agreement entered into between the Company and a Participant setting forth the terms and provisions applicable to Awards granted under the Plan.

C. “Board” means the Board of Directors of the Company.

D. “Cause” means gross negligence or gross neglect of duties, commission of a felony or of a misdemeanor involving moral turpitude or fraud, disloyalty, dishonesty or willful violation of any law or significant Company or Employer policy resulting in an adverse effect on the Company or such Employer.

E. “Change in Control” means, unless otherwise defined, the happening of any of the following:

(i) When during any 12 month period any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as used in Sections 13(d) and 14(d) thereof, including any “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, but excluding the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that the event described in this Section 2E(i) shall not be deemed to be a Change in Control by virtue of any of the following situations: (a) an acquisition by the Company or any Subsidiary; (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; or (c) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities;

(ii) When during any 12 month period the individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual (x) whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board and (y) who is a nominee or other representative of the person(s) who conducted or threatened such contest or solicitation or an affiliate thereof; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a

“Business Combination”); provided; however, that a Business Combination will not constitute a Change in Control if each of the following three conditions is satisfied following such Business Combination:

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Stock of the Company and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(B) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) becomes, by reason of such Business Combination, the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of such corporation, but disregarding for this purpose any beneficial ownership held more than 12 months prior to the effective time of such Business Combination; provided, however, that the requirements described in this Section 2E(iii)(B) shall be deemed satisfied by virtue of any of the following situations: (a) an acquisition by the Company or any Subsidiary; or (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

F. “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

G. “Committee” means the committee described in Section 5.

H. “Company” means Saia, Inc., a Delaware corporation.

I. “Covered Employee” means a “covered employee” as defined in Code Section 162(m).

J. “Employer” means the Company and any other entity in which the Company directly or indirectly has a controlling interest, within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E).

K. “Fair Market Value” means the closing price per share of Stock as reported by the National Association of Securities Dealers Automated Quotation System or, if the closing price is not so reported, the bid price of the shares as so reported.

L. “Incentive Stock Option” means a stock option which is an incentive stock option within the meaning of Code Section 422.

M. “Non-Qualified Stock Option” means a stock option which is not an Incentive Stock Option.

N. “Option” means both an Incentive Stock Option and a Non-Qualified Stock Option.

O. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Award, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

P. “Participant” means an employee, director or consultant of the Company or an Employer who is selected by the Committee to receive an Award.

Q. “Performance Period” means a specified period of time of at least twelve months over which performance goals with respect to a Performance Unit Award must be satisfied.

R. “Performance Unit Award” means a right to receive shares of Stock if performance goals established by the Committee are met over a specified Performance Period.

S. “Plan” means the Saia, Inc. 2011 Omnibus Incentive Plan.

T. “Restricted Stock Award” means a grant of shares of Stock subject to such limitations and restrictions as the Committee shall determine.

U. “Stock” means the common stock, par value of $.001 per share, of the Company.

V. “Stock Appreciation Right” or “SAR” means a right granted under the terms of the Plan to receive an amount equal to the excess of the Fair Market Value of one share of Stock as of the date of exercise of the SAR over the price per share of Stock specified in the Award Agreement of which it is a part.

W. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

X. “Total Disability” means total disability as defined under the Company’s or applicable Employer’s group insurance plan covering total disability or, in the absence of any such insurance plan, as determined by the Committee.

3. Stock Subject to the Plan.

Six hundred thousand (600,000) shares of Stock (the “Reserve”) have been allocated to the Plan and will be reserved to satisfy Awards under the Plan. The maximum number of shares of Stock subject to Awards which may be granted under the Plan:

(1) to any Participant who is a Covered Employee with respect to Options and SARs on an annual basis is one hundred thousand (100,000) shares;

(2) to all Participants in the aggregate with respect to Options and SARs during the term of the Plan is four hundred and fifty thousand (450,000) shares;

(3) to any Participant who is a Covered Employee with respect to Restricted Stock Awards under Section 8 and Stock Awards under Section 10 on an annual basis is one hundred thousand (100,000) shares;

(4) to Participants who are Covered Employees with respect to Restricted Stock Awards under Section 8 and Stock Awards under Section 10 during the term of the Plan is two hundred thousand (200,000) shares in the aggregate;

(5) to any Participant who is a Covered Employee with respect to Performance Unit Awards for any Performance Period is one hundred thousand (100,000) shares;

(6) to Participants who are Covered Employees with respect to Performance Unit Awards for any Performance Period is two hundred thousand (200,000) shares in the aggregate.

The Company may, in its discretion, use shares held in the treasury in lieu of authorized but unissued shares. Awards settled in cash shall not reduce the number of shares of Stock available for purposes of the Plan. If any Award shall expire or terminate for any reason, the shares subject to the Award shall again be available for the purposes of the Plan. Any shares of Stock which are used by a Participant as full or partial payment to the Company to satisfy the purchase price related to an Award, and any shares subject to an Award which are not delivered to a

Participant because such shares are used to satisfy an applicable tax withholding obligation, shall not be available for the purposes of the Plan, and shall not be included in the number of shares of Stock reserved hereunder.

4. Administration.

The Plan shall be administered by the Committee. The Committee’s determinations on the matters referred to in this Section 4 shall be conclusive.

A. Eligibility/Award Terms.  Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, Awards shall be granted, the number of shares of Stock to be subject to each Award and the term of any Award. In making such determinations, the Committee may take into account the nature of services rendered by the respective individuals, their present and potential contributions to the Employer’s success and such other factors as the Committee, in its discretion, shall deem relevant.

B. Plan Terms.  Subject to the express provisions of the Plan, the Committee shall also have plenary authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan.

5. Committee.

The Committee shall be comprised of directors on the compensation committee of the Board and shall at all times be constituted to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any successor to such Rule, and the independence requirements under any applicable stock exchange rules. Such Committee shall consist solely of two or more “outside directors” as defined under Code Section 162(m) and the regulations thereunder.

The Committee shall hold its meetings at such times and places as it may determine. A majority of the Committee’s members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at any meeting at which there is a quorum. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

6. Options.

The Committee may, in its discretion, grant Options which are Incentive Stock Options or Non-Qualified Stock Options, as evidenced by the Award Agreement, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A. Type of Option.  Incentive Stock Options may be granted to any individual classified as an employee of the Company, a Parent or a Subsidiary. A Non-Qualified Stock Option may be granted to any employee, director or consultant of the Company or an Employer selected by the Committee.

B. Purchase Price.  The purchase price of the Stock under each Option shall not be less than 100% of the Fair Market Value of such Stock on the date such Option is granted; provided that, in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the purchase price of the Stock under such Incentive Stock Option shall not be less than 110% of the Fair Market Value of such Stock on the date such Incentive Stock Option is granted.

C. Exercise— Elections and Restrictions.  The purchase price under an Option is to be paid in full upon the exercise of the Option, either (i) in cash, (ii) in the discretion of the Committee, by the tender to the Company (either actual or by attestation) of shares of Stock already owned by the Participant and registered in his or her name, having a Fair Market Value equal to the cash purchase price under the Option being exercised, (iii) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i) and (ii) hereof, or (iv) in the discretion of the Committee, in the case of a Non-Qualified Stock Option, by means of a net exercise in which the person entitled to exercise the Non-Qualified Stock Option shall receive the number of shares of Stock equal to the aggregate number of shares being purchased less the number of shares having a Fair Market Value equal to the aggregate purchase price of the shares being purchased; provided that, no shares of Stock may be tendered in exercise of an Incentive Stock Option if such shares were acquired by the Participant through the exercise of an Incentive Stock Option unless (1) such shares have been held by the Participant for at least one year, and (2) at least two years have elapsed since such prior Incentive Stock Option was granted. The Committee may provide in an Award Agreement that payment in full of the purchase price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the shares of Stock for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the purchase price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of any withholding obligations on the part of the Company. The proceeds of sale of Stock subject to the Option are to be added to the general funds of the Company or to the shares of the Stock held in its Treasury, and used for its corporate purposes as the Board shall determine.

D. Option Terms.  The term of each Option shall not be more than ten (10) years from the date of grant thereof or such shorter period as is prescribed in the Award Agreement; provided that, in the case of a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the term of any Incentive Stock Option shall not be more than five (5) years from the date of grant thereof or such shorter period as prescribed in the Award Agreement. Within such limit, Options will be exercisable at such time or times, and subject to such restrictions and conditions, as the Committee shall, in each instance, provide in the Award Agreement, which need not be uniform for all Participants. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to Option until such shares shall be issued to him or her upon the exercise of his or her Option.

E. Successive Option Grants.  As determined by the Committee, successive option grants may be made to any Participant under the Plan.

F. Limitations.  Except as otherwise provided in Sections 15 and 16, in no event (i) may an underwater Option be re-priced, exchanged or cashed out, or (ii) may any other Option be re-priced.

G. Additional Incentive Stock Option Requirements.  The maximum aggregate Fair Market Value (determined at the time an Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company, a Parent and a Subsidiary) shall not exceed $100,000. A Participant who disposes of Stock acquired upon the exercise of an Incentive Stock Option either (i) within two years after the date of grant of such Incentive Stock Option or (ii) within one year after the transfer of such shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

7. Stock Appreciation Rights (“SARs”).

A. Grant Terms.  The Committee may, in its sole discretion, grant a SAR. Such SAR may be granted on a “free-standing” basis or in conjunction with all or a portion of the shares of Stock covered by an Option. Except as otherwise provided in this Plan, a SAR shall be subject to the same terms and conditions as an Option, and any additional limitations set forth in this Section 7 or the Award Agreement.

B. Exercise Terms.  Each SAR shall entitle the holder thereof to elect, prior to its cancellation or termination, to exercise such Option and receive an amount equal to the excess of the Fair Market Value of the Stock on the date of such election over the Fair Market Value on the date of grant of the SAR; except that if an Option is amended to include SARs, the designated Fair Market Value in the applicable Award Agreement may be the Fair Market Value on the date that the Option was granted. Payment under a SAR may be made, in the discretion of the Committee, in (i) Stock, (ii) cash or (iii) any combination of Stock and cash. Cash shall be paid for fractional shares of Stock upon the exercise of a SAR.

C. Limitations.  A SAR may not be issued in conjunction with shares of Stock covered by an Incentive Stock Option under terms which provide for cancellation of such Incentive Stock Options upon exercise of the SAR.

Except as otherwise provided in Sections 15 and 16, in no event (i) may an underwater SAR be re-priced, exchanged or cashed out, or (ii) may any other SAR be re-priced.

8. Restricted Stock Awards.

The Committee may, in its sole discretion, grant Restricted Stock Awards that are subject to such limitations and restrictions as the Committee shall determine, including, but not limited to: the right to receive one or more shares of Stock upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives; or restrictions on transfer or on the ability of the Participant to make elections with respect to the taxation of the Award without the consent of the Committee; provided that, no such limitations or restrictions shall lapse (i) earlier than in equal annual installments over a three year period commencing on the date of grant of the Restricted Stock Award, except to the extent otherwise provided in Section 15 or 16 of the Plan, or (ii) later than the tenth anniversary of such date.

The Committee may establish terms and conditions under which a Participant granted a Restricted Stock Award shall be entitled to receive a credit equivalent to any dividend payable with respect to the number of shares of Stock which, as of the record date for such dividend, have been awarded to the Participant but remain subject to limitations and restrictions under such Restricted Stock Award. Any such dividend equivalents shall be paid to the Participant only at such time, if any, that the limitations and restrictions applicable to such shares lapse, but in no event later than 2 1/2 months after the end of the year in which such limitations and restrictions lapse. Any arrangement for the payment of dividend equivalents shall terminate if, in accordance with the limitations and restrictions under the Restricted Stock Award, the shares of Stock being held pursuant to the terms of such Restricted Stock Award are forfeited.

9. Performance Unit Awards.

The Committee may, in its sole discretion, grant Performance Unit Awards, under which a Participant shall be entitled to receive a specified number of shares of Stock if the performance goals for a Performance Period are met, as established by the Committee and set forth in the Award Agreement. A Performance Unit Award that is intended to qualify as “performance-based compensation” (as defined in Code Section 162(m)) to a Covered Employee (“162(m) Performance Unit Award”), shall be granted by the Committee in a manner which satisfies the requirements of Code Section 162(m) and the regulations thereunder.

Subject to applicable restrictions under Code Section 162(m), the Committee shall determine the extent to which an Employee shall participate in a partial Performance Period because of becoming eligible to be a Participant after the beginning of such Performance Period.

The performance measures to be used for purposes of a 162(m) Performance Unit Award shall be chosen by the Committee, in its sole and absolute discretion, from among the following: earnings per share of Stock; operating income; operating ratio; return on invested capital, assets or equity; earnings before interest or taxes; gross revenues or revenue growth; market share; expense management; improvements in capital structure; profit margins; Stock price; total stockholder return; free cash flow; working capital; net income; capitalization; liquidity; results of customer satisfaction surveys; quality; safety and productivity. The performance measures may relate to the Company, a Parent, a Subsidiary, an Employer or one or more units of such an entity.

The Committee shall determine whether or to what extent, with respect to a Performance Period, the applicable performance goals have been met with respect to an Award and, if they have, to so certify and ascertain the amount of the applicable Performance Unit Award. The Committee shall have the discretion to adjust Performance Unit Awards; however, a 162(m) Performance Unit Award may only be adjusted downward. The Committee may exclude the impact of any event or occurrence which the Committee determines should appropriately be excluded such as, for example, a restructuring or other nonrecurring charge, an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or a change in accounting standards required by U.S. generally accepted accounting principles; however, such event or occurrence may be excluded with respect to a 162(m) Performance Unit Award only to the extent permitted under Code Section 162(m).

Performance Unit Awards shall be payable in shares of Stock in accordance with the terms of the applicable Award Agreement after the Committee has determined whether or to what extent, if any, the performance goals for the applicable Performance Period have been met, but in no event later than 2 1/2 months after the end of such Performance Period, provided that the Participant is employed by the Company, a Parent, a Subsidiary or an Employer on the last day of such Performance Period; provided that, if a Participant’s employment is involuntarily terminated without Cause, or the Participant terminates employment due to death, Total Disability or retirement (as determined by the Committee) after completing at least 50% of the Performance Period for a Performance Unit Award, such Participant shall be entitled to a pro rata portion of the Performance Unit Award to which such Participant would otherwise be entitled if the applicable performance goals are met for such Performance Period, payable in accordance with the foregoing. A Participant to whom a Performance Unit Award has been granted shall have none of the rights of a stockholder with respect to the shares of Stock subject to such Performance Unit Award until such time, if any, as such shares shall be issued to him or her.

10. Stock Awards for Non-Employee Directors.

Each member of the Board who is not an employee of the Company or any Employer (“non-employee directors”) may elect in writing to receive up to 100% of his or her annual Board and committee retainers for any year in shares of Stock in lieu of cash. Such election must be received by the Committee no later than seven (7) days prior to each year’s annual meeting of stockholders, and must indicate the percentage of the annual Board and committee retainers that the non-employee director wishes to receive in shares of Stock in lieu of cash. The number of shares of Stock granted to a non-employee director in accordance with his or her election shall be based on the Fair Market Value of the Stock on the date of payment, with any fractional share rounded off to the nearest whole share.

In addition, on May 1 of each calendar year (or any later date within each calendar year, as determined by the Committee), each non-employee director shall be granted not more than 4,000 shares of Stock, as determined by the Committee. Any non-employee director appointed to the Board other than at the Company’s annual meeting of stockholders shall be granted upon his or her appointment an award of not more than 4,000 shares of Stock, as determined by the Committee. Notwithstanding the foregoing, shares shall not be granted under this paragraph to the extent such non-employee director is granted shares of Stock for the same calendar year under the comparable provision of the Saia 2003 Omnibus Incentive Plan.

Notwithstanding the preceding, each non-employee director shall have the right to elect to have all or a portion of his Stock Award (as described in this Section 10) deferred under the Saia, Inc. Directors’ Deferred Fee Plan.

11. General Award Limitations.

Any Award may qualify as performance based under Code Section 162(m) to the extent it is subject to the performance conditions set forth in Section 9 and otherwise satisfies the requirements of Code Section 162(m) and the regulations thereunder. Notwithstanding any provision in the Plan or Award Agreement to the contrary, each Award under the Plan shall be subject to any clawback policy adopted by the Committee.

12. Termination of Employment.

Subject to the provisions of the Plan, the Committee may make such provisions concerning exercise or lapse of Awards on death or termination of employment as it shall, in its discretion, determine. The term “employment” shall refer to the provision of service as an employee, director or consultant of the Company or a Subsidiary. Transfers of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute a termination of employment for purposes of any Award. The Committee may specify in the terms and conditions of an Award, whether any authorized leave of absence or absence for military or government service or for any other reason shall constitute a termination of employment for purposes of the Award and the Plan.

13. Nontransferability of Awards.

Unless otherwise determined by the Committee and expressly set forth in an Award Agreement, an Award granted under the Plan shall, by its terms, be non-transferable otherwise than by will or the laws of descent and distribution and an Award may be exercised, if applicable, during the lifetime of the Participant thereof, only by the Participant or his or her guardian or legal representative. The Committee may not provide in an Award Agreement that an Incentive Stock Option is transferable. Notwithstanding the foregoing, to the extent allowed by Rule 16b-3 or any successor rule promulgated under the Securities Exchange Act of 1934, as amended from time to time, as then applicable to the Company’s benefit plans, the Committee may permit an NQSO to be transferred to a member or members of the Participant’s immediate family, or to a trust for the benefit for such immediate family member(s) or a partnership, limited liability company, or similar entity in which such immediate family member(s) comprise the majority partners or equity holders. For purposes of this provision, a Participant’s immediate family shall mean the Participant’s spouse, children and grandchildren.

14. Postponement of Exercise.

The Committee may postpone any exercise of an Option or SAR or the distribution of any portion of a Restricted Stock Award or the grant of Stock for such time as the Committee, in its discretion, may deem necessary in order to permit the Company (i) to effect or maintain registration of the Plan or the Shares issuable upon the exercise of an Option or a SAR or distributable in satisfaction of a Restricted Stock Award or pursuant to a grant of Stock under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to comply with restrictions or regulations incident to the maintenance of a public market for its shares, or (iii) to determine that such shares and the Plan are exempt from such registration or that no action of the kind referred to in (i) or (ii) above needs to be taken. The Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to recognize the exercise of an Option or an SAR or to sell or issue shares in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof. Any such postponement shall not extend the term of an Option or SAR nor shorten the term of any restriction attached to any Restricted Stock Award. Neither the Company nor its directors or officers shall have any obligation or liability to any Participant, to the Participant’s successor or to any other person with respect to any shares with respect to which the Option or SAR shall lapse because of such postponement or as to which issuance under a Restricted Stock Award was delayed.

15. Adjustments Upon Changes in Capitalization.

Notwithstanding any other provisions of the Plan, the Award Agreements may contain such provisions as the Committee shall determine to be appropriate for the adjustment of the number and class of shares subject to each outstanding Award and the purchase prices, if applicable, in the event of changes in the outstanding Stock by reason of stock dividends, recapitalization, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, and, in the event of any such change in the outstanding Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which Awards may be granted under the Plan, including the restrictions under Section 3 hereof, shall be appropriately adjusted by the Committee, whose determination shall be conclusive. If changes in capitalization other than those considered above shall occur, the Committee shall make such adjustment in the number or class of shares remaining subject to Awards then outstanding as the Committee in its discretion may consider appropriate, and all such adjustments shall be conclusive. In the event the Company, a Parent or a Subsidiary enters into a transaction described in Code Section 424(a) with any other corporation, the Committee may grant options to employees or former employees of such corporation in substitution of options previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Code Section 424(a).

16. Adjustments Upon Change in Control.

A. Impact of Change in Control.  The terms of any Award may provide in the Award Agreement evidencing the Award that, upon a “Change in Control” of the Company, (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control immediately vest and become fully exercisable, (b) restrictions and deferral limitations on Restricted Stock Awards lapse and the Restricted Stock becomes free of all restrictions and limitations and becomes fully vested, (c) all Performance Unit Awards shall be considered to be earned and payable (either in full or pro-rata based on the portion of the Performance Period completed as of the date of the Change in Control), and any deferral or other restriction shall lapse and such Performance Unit Awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the

Award Agreement evidencing such Award. The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

B. Assumption/Substitution Upon Change in Control.  Notwithstanding the foregoing, the terms of any Award Agreement may also provide that, if in the event of a Change in Control the successor company assumes an Award or issues a substitute award to substantially preserve the terms of any Awards previously granted under the Plan and not previously exercised or settled, then each outstanding Award assumed or substituted for under this Section 16B shall not be accelerated as described above. Notwithstanding the foregoing, no Award shall be assumed or substituted pursuant to this Section 16(B) if such action would cause an Award not otherwise “deferred compensation” within the meaning of Code Section 409A to become or create “deferred compensation” within the meaning of Code Section 409A or otherwise trigger adverse tax consequences under Code Section 409A.

C. Committee Discretion Upon Change in Control.  Notwithstanding any other provision of the Plan or Award Agreement to the contrary, the Committee may, in its sole and absolute discretion, determine that, upon the occurrence of a Change in Control of the Company, any vested or unvested Award outstanding as of the effective date of such Change in Control will be cancelled in consideration for a cash payment or alternative award (whether from the Company or another entity that is a party to the Change in Control) or a combination thereof made to the holder of such cancelled Award substantially equivalent in value to the fair market value of the consideration to be paid per share of Stock in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award. The determination of fair market value shall be made by the Committee in its sole and absolute discretion.

17. Amendment and Termination.

The Board may at any time terminate the Plan, or make such modifications to the Plan as it shall deem advisable; provided that, the Board may not, without further approval by the holders of Stock, increase the maximum number of shares as to which Awards may be granted under the Plan (except under the anti-dilution provisions of Section 15), or change the class of employees to whom Incentive Stock Options may be granted, or withdraw the authority to administer the Plan from a committee whose members satisfy the requirements of Section 5. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, adversely affect the rights of such Participant under such Award; but it shall be conclusively presumed that any adjustment for changes pursuant to Section 15 or 16 as provided for herein does not adversely affect any such rights.

18. Effectiveness of the Plan.

This Plan shall become effective upon adoption by the Board subject, however, to its further approval by the stockholders of the Company given within twelve (12) months of the date the Plan is adopted by the Board at a regular meeting of the stockholders or at a special meeting duly called and held for such purpose.

19. Term of Plan.

The Plan shall terminate ten (10) years after the date on which this Plan is approved and adopted by the Board and no Award shall be granted hereunder after the expiration of such ten (10) year period. Awards outstanding at the termination of the Plan shall continue in accordance with their terms and shall not be affected by such termination.

20. Time of Granting of an Award.

An Award grant under the Plan shall be deemed to be made on the date on which the Committee, by formal action of its members duly recorded in the records thereof, makes an Award to a Participant (but in no event prior to the adoption of the Plan by the Board); provided that such Award is evidenced by a written Award Agreement duly executed on behalf of the Company and on behalf of the Participant within a reasonable time after the date of the Committee action.

21. Taxes.

Upon (i) exercise of an Option, (ii) the lapse of the limitations and restrictions under a Restricted Stock Award, unless such Award has previously been subject to taxation, or (iii) payment of a Performance Unit Award or other

Award, the Company may withhold a sufficient number of shares of Stock to satisfy the Company’s minimum required statutory withholding obligations for any taxes incurred as a result thereof (based on the minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes); provided that, in lieu of all or part of such withholding, the Participant may pay an equivalent amount of cash to the Company.

22. No Right To Continued Employment.

Nothing in the Plan or in any Award granted pursuant to the Plan shall confer on any individual any right to continue in the employ of the Employer or interfere in any way with the right of the Employer to terminate his or her employment at any time.

23. Notices.

All Plan related notices or communications from a Participant shall be deemed made upon delivery to the Secretary of the Company.

24. Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law.

* * *

The foregoing Plan was approved and adopted by the Board on January 27, 2011, subject to approval by the stockholders of the Company at the 2011 annual meeting of stockholders.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 25, 2011.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/SAIA

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5 and every 1 YEAR in Proposal 4.
+

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Linda J. French for a term of three years	☐	☐	☐	02 - William F. Martin, Jr. for a term of three years	☐	☐	☐	03 - Björn E. Olsson for a term of three years	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Proposal to approve the 2011 Omnibus Incentive Plan.		☐	☐	☐	3. Proposal to approve, on an advisory basis, the compensation of Saia’s Named Executive Officers.	☐	☐	☐
	1 Yr	2 Yrs	3 Yrs	Abstain
4. Proposal to approve, on an advisory basis, conducting future advisory votes on the compensation of Saia’s Named Executive Officers.	☐	☐	☐	☐	5. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2011.	☐	☐	☐
B	Non-Voting Items
 Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Saia, Inc.

Notice of 2011 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — April 26, 2011
Herbert A. Trucksess, III, Richard D. O’Dell, and James A. Darby, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Saia, Inc. to be held at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, GA 30354, on April 26, 2011 at 10:30 a.m. ET or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholders. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1, FOR Proposals 2, 3 and 5 and every 1 YEAR in Proposal 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)